2012
TERM LOAN AGREEMENT

Dated

August 23, 2012,
to be effective as of August 31, 2012

among

EASTGROUP PROPERTIES, L.P.

EASTGROUP PROPERTIES, INC.

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

and

U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agent

and

PNC CAPITAL MARKETS LLC,
as Lead Arranger and Bookrunner

and

the Lenders

2012
TERM LOAN AGREEMENT

THIS 2012 TERM LOAN AGREEMENT (the "Agreement") is made and entered into as of August 23, 2012, to be effective as of August 31, 2012 (the "Effective Date"), by and among EASTGROUP PROPERTIES, L.P., a Delaware limited partnership and EASTGROUP PROPERTIES, INC., a Maryland corporation, jointly and severally (collectively, the "Borrower"), the financial institutions (including PNC, the "Lenders") which are now or may hereafter become signatories hereto, and PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC"), as Administrative Agent for the Lenders (in such capacity, "Agent"), and U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent.
WITNESSETH THAT:

WHEREAS, the Borrower has requested that the Lenders provide a term loan to the Borrower in an aggregate principal amount not to exceed $80,000,000 (each initially capitalized term used in these recitals having the meaning ascribed to it in Article 1 [Definitions] of this Agreement);
WHEREAS, the Loan shall be used for general corporate purposes of the Borrower; and
WHEREAS, the Lenders are willing to provide the Loan upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby covenant and agree as follows:
1.Definitions.
Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in Credit Documents have the meanings provided below.
2011 Term Loan Agreement shall mean that certain Term Loan Agreement dated as of December 16, 2011, to be effective as of December 21, 2011, by and among Borrower, PNC, as Agent, and the lenders party thereto, as the same may hereinafter be restated, modified or replaced.
Adjusted Base Rate shall mean the Base Rate plus the Applicable Margin.
Adjusted LIBOR shall mean LIBOR plus the Applicable Margin.
Affiliate shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.
Agent shall mean PNC Bank, National Association, its successors and assigns, in its capacity as administrative agent hereunder.
Annual Audited Financial Statements shall mean the annual financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement and a statement of cash flows, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with Generally Accepted Accounting Principles and accompanied by a report and opinion of independent certified public accountants satisfactory to the Agent, which shall state that such financial statements, in the opinion of such accountants, present fairly the financial position of such Person as of the date thereof and the results of its operations for the period covered thereby in conformity with Generally Accepted Accounting Principles. The Annual Audited Financial Statements shall be prepared on a consolidated basis in accordance with Generally Accepted Accounting Principles.
Anti-Terrorism Laws shall mean any Legal Requirements relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Legal Requirements comprising or implementing the Bank Secrecy Act, and the Legal Requirements administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing Legal Requirements may from time to time be amended, renewed, extended, or replaced).
Applicable Margin shall mean (a) until the Borrower shall have properly elected to have the Applicable Margin be determined in accordance with Table 2 of Schedule I attached hereto and made a part hereof, the percentage which will be in effect whenever and for so long as the corresponding Total Liabilities to Total Asset Value Ratio reflected in Table 1 on Schedule I attached hereto and hereby made a part hereof, is in effect; and (b) at any time that EastGroup Properties, Inc., shall have a Qualifying Rating, the Borrower may elect to have the Applicable Margin be determined in accordance with Table 2 on Schedule I attached hereto, and at all times thereafter following such election the Applicable Margin shall be so determined. Any election by Borrower to have the Applicable Margin be determined in accordance with Table 2 of Schedule I attached hereto shall be in the form of a written notice to the Agent and shall be irrevocable. During any period following such election that EastGroup Properties, Inc., shall maintain three Credit Ratings that are not equivalent, the Applicable Margin shall be determined based upon the Level corresponding with the lower of the two highest Credit Ratings. During any period following such election that EastGroup Properties, Inc., shall maintain only two Credit Ratings that are not equivalent and those Credit Ratings are an S&P Rating and a Moody's Rating, the Applicable Margin shall be determined based upon the Level corresponding with the higher of the two Credit Ratings. During any period following such election that EastGroup Properties, Inc., shall maintain only a Fitch Rating and either an S&P Rating or a Moody's Rating, but not both, and such Credit Ratings are not equivalent, the Applicable Margin shall be determined based upon the Level corresponding with the S&P Rating or the Moody's Rating, as applicable. During any period following such election that EastGroup Properties, Inc., shall (a) not maintain a Credit Rating from any rating agency or (b) maintain only a Fitch Rating, then the Applicable Margin shall be determined based on Table 2 on Level IV on Schedule I. Any change in the Applicable Margin determined pursuant to (a) above shall be effective on a retroactive basis to the first day of the calendar quarter following the last calendar quarter covered by the applicable Officer's Certificate and any change in the Applicable Margin determined pursuant to (b) above shall be effective on the date of the applicable rating change.
Base Rate shall mean, the greatest of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, (ii) the Federal Funds Open Rate plus 0.5% per annum or (iii) the Daily LIBOR Rate plus 1.0%, so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
Base Rate Borrowing shall mean that portion of the principal balance of the Loan at any time bearing interest at the Adjusted Base Rate.
Base Rate Option shall have the meaning ascribed thereto in Section 3.3 hereof.
Blocked Person shall have the meaning assigned to such term in Section 4.15 [Anti‑Terrorism Laws] hereof.
Business Day shall mean a day other than (a) a day when the main office of the Agent is not open for business, (b) a day that is a federal banking holiday in the United States of America, or (c) if the applicable Business Day relates to a LIBOR Borrowing, a day on which transactions are not carried on in the London Interbank Market.
Ceiling Rate shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Pennsylvania laws permits the higher interest rate, stated as a rate per annum. Without notice to the Borrower or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.
Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Legal Requirement, (b) any change in any Legal Requirement or in the administration, interpretation, implementation or application thereof, by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of a Legal Requirement) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of a Legal Requirement) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of a Legal

Requirement), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
Change of Control means a change resulting when (a) any Person or Persons acting together which would constitute a Group together with any Affiliates thereof shall at any time either (i) Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of EastGroup Properties, Inc. or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of EastGroup Properties, Inc. such that such nominees, when added to any existing directors remaining on the Board of Directors of EastGroup Properties, Inc. after such election who is an Affiliate of such Person or Group, shall constitute a majority of the Board of Directors of EastGroup Properties, Inc. or (b) EastGroup Properties, Inc. ceases to own, directly or indirectly, at least fifty‑one percent (51%) of the evidence of ownership of the Operating Partnership. As used herein (1) "Beneficially Own" means "beneficially own" as defined in Rule 13d‑3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase or exchange; (2) "Group" means a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; and (3) "Voting Stock" of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long, as no senior class of securities has such voting power by reason of any contingency.
Code shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.
Credit Documents shall mean this Agreement, the Notes, the Guaranties, the Interest Rate Pledge, all instruments, certificates and agreements now or hereafter executed or delivered to the Agent or the Lenders pursuant to any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.
Credit Rating shall mean the rating assigned by a rating agency to the senior unsecured long term Indebtedness of a Person.
Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage. The Daily LIBOR Rate shall be adjusted with respect to any advance to which the Base Rate Option applies as of the effective date of any change in the LIBOR Reserve Percentage. The Agent shall give prompt notice to the Borrower of the Daily LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
Defaulting Lender shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to pay over to the Agent, or any Lender any amount required to be paid by it hereunder, (b) has notified the Borrower or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has become the subject of a Bankruptcy Event, or (d) has failed at any time to comply with the provisions of Section 2.5 with respect to purchasing participations from the other Lenders, whereby such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.
As used in this definition, the term "Bankruptcy Event" means, with respect to any Person, such Person or such Person's direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person's direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
EBITDA shall mean an amount derived from (a) net earnings, plus (b) depreciation, amortization, interest expense and income taxes, plus or minus (c) any losses or gains resulting from sales, write‑downs, write‑ups, write‑offs or other valuation adjustments of assets or liabilities, in each case, as determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, and including (without duplication) the Equity Percentage of EBITDA for the Borrower's Unconsolidated Affiliates.
Effective Date shall have the meaning ascribed thereto in the introductory paragraph of this Agreement.
Eligible Ground Lease shall mean a lease either expressly approved by Agent in writing or a lease meeting at least the following requirements: (a) a remaining term (including renewal options exercisable at lessee's sole option) of at least thirty (30) years, (b) the leasehold interest is transferable and assignable without the landlord's prior consent, (c) the ground lease is financeable in that, among other things, it provides or allows for, without further consent from the landlord, (i) notice and right to cure to lessee's lender, (ii) a pledge and mortgage of the leasehold interest, (iii) recognition of a foreclosure of the leasehold interest including entering into a new lease with the lender, (iv) no right of landlord to terminate without consent of lessee's lender, and (v) the right of the lessee's lender to obtain a new lease in the event of a termination of the lease in connection with bankruptcy proceedings or otherwise.

Eligible Institution shall mean a commercial bank or a finance company, insurance company or other financial institution which is regularly engaged in making, purchasing or investing in loans and which has base capital of at least $500,000,000.00, but shall not include any Person which is an Affiliate of any Obligor or any Defaulting Lender.
Equity Interest means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
Equity Percentage shall mean the aggregate ownership percentage of Borrower in each Unconsolidated Affiliate.
Event of Default shall mean any of the events specified as an event of default in Section 7.1 of this Agreement, and Default shall mean any of such events, whether or not any requirement for notice, grace or cure has been satisfied.
Excluded Subsidiary means (a) any Subsidiary that is not a wholly-owned Subsidiary of the Borrower, and (b) any Subsidiary (i) holding title to assets which are or are to become collateral for any secured indebtedness of such Subsidiary or which is a Subsidiary that is a single asset entity and has incurred or assumed nonrecourse indebtedness and (ii) which is prohibited from guarantying the indebtedness of any other Person pursuant to (A) any document, instrument or agreement evidencing such secured indebtedness or (B) a provision of such Subsidiary's organizational documents which provision was included in such Subsidiary's organizational documents as a condition to the extension of such secured indebtedness.
Excluded Taxes shall mean, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.8), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 3.9, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.9.

Federal Funds Effective Rate shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
Federal Funds Open Rate shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption "OPEN" (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Agent (an "Alternate Source") (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error); provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "open" rate on the immediately preceding Business Day. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Federal Funds Open Rate without notice to the Borrower.
Fee Letter means the letter agreement, dated the date hereof, between the Borrower and PNC, as the same may be amended, supplemented or otherwise modified from time to time.
First Prepayment Period shall have the meaning ascribed to such term in the definition of the term "Yield Maintenance Premium".
Fitch Rating means the senior unsecured debt rating from time to time received by EastGroup Properties, Inc., from Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. (or any successor).
Fixed Charge Coverage Ratio shall mean the ratio of (a) the Borrower's EBITDA for the immediately preceding four (4) calendar quarters less the Unit Capital Expenditures for such period, to (b) all amounts payable and paid on the Borrower's Indebtedness (not including irregular final "balloon" payments of principal due at the stated maturity) plus all of the Borrower's Interest Expense plus all amounts payable and paid on Borrower's preferred stock and preferred units, in each case for the period used to calculate EBITDA.
Foreign Lender shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is organized. For the purposes of this definition, the United

States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
Funding Loss shall mean, with respect to (a) Borrower's payment or prepayment of principal of a LIBOR Borrowing on a day other than the last day of the applicable LIBOR Interest Period; (b) Borrower's failure to borrow a LIBOR Borrowing on the date specified by Borrower; (c) Borrower's failure to make any prepayment of the Loan (other than Base Rate Borrowings) on the date specified by Borrower; or (d) any cessation of LIBOR to apply to the Loan or any part thereof pursuant to Section 3.5, in each case whether voluntary or involuntary, any direct loss, expense, penalty, premium or liability incurred by any Lender (including but not limited to any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender to fund or maintain a portion of the Loan).
Funds From Operations shall mean net income of the Borrower determined in accordance with Generally Accepted Accounting Principles, plus depreciation and amortization; provided, that there shall not be included in such calculation any gain or loss from debt restructuring and sales of Property. Funds From Operations will be calculated, on an annualized basis, for the four (4) calendar quarters immediately preceding the date of the calculation. Funds From Operations shall be calculated on a consolidated basis in accordance with Generally Accepted Accounting Principles, and including (without duplication) the Equity Percentage of Funds From Operations for the Borrower's Unconsolidated Affiliates.
Generally Accepted Accounting Principles shall mean, as to a particular Person, such accounting practice as, in the opinion of the independent accountants of recognized national standing regularly retained by such Person and acceptable to the Agent, conforms at the time to generally accepted accounting principles, consistently applied. Generally Accepted Accounting Principles means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Lenders or where a change therein has been concurred in by such Person's independent auditors, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person.
Governmental Authority shall mean any foreign governmental authority, the United States of America, any State of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Agent, any Lender or any Obligor or their respective Property.
Guarantors (whether one or more) shall mean EastGroup Properties Holdings, Inc., EastGroup Properties General Partners, Inc., Sample 1‑95 Associates, and EastGroup TRS, Inc., and any other party which shall hereafter execute a Guaranty pursuant to the provisions of this Agreement.
Guaranties (whether one or more) shall mean the 2012 Term Loan Guaranties executed by the Guarantors and delivered to the Agent in accordance with this Agreement.

Indebtedness shall mean and include, without duplication (1) all obligations for borrowed money and letter of credit reimbursement obligations, (2) all obligations evidenced by bonds, debentures, notes or other similar agreements, (3) all obligations to pay the deferred purchase price of Property or services, except trade accounts payable arising in the ordinary course of business, (4) all guaranties, endorsements, and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Total Liabilities of others (but not including contracts to purchase real property and assume related liabilities which are not yet consummated if the buyer has the ability to terminate the contract at its option), (5) all Total Liabilities secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined in Property owned subject to such Lien whether or not the Total Liabilities secured thereby shall have been assumed, (6) dividends of any kind or character or other proceeds payable with respect to any stock, (7) all obligations at any time incurred or arising pursuant to any interest rate cap, swap, or floor agreements, exchange transaction, forward rate agreement, or other exchange, rate protection or hedging agreements or arrangements (calculated on a basis satisfactory to the Agent and in accordance with accepted practices) and (8) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends. Indebtedness shall be calculated on a consolidated basis in accordance with Generally Accepted Accounting Principles, and including (without duplication) the Equity Percentage of Indebtedness for the Borrower's Unconsolidated Affiliates.
Indemnified Parties shall have the meaning ascribed thereto in Section 5.11(b).
Indemnified Taxes shall mean Taxes other than Excluded Taxes.
Industrial Buildings shall mean the Property used as industrial, service center and/or warehouse purposes of no more than one story, with no more than fifteen percent (15%) of the net rentable area used for mezzanine office space.
Interest Expense shall mean all of a Person's paid, accrued or capitalized interest expense on such Person's Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt), and including (without duplication) the Equity Percentage of Interest Expense for the Borrower's Unconsolidated Affiliates.
Interest Options shall mean, collectively, the Base Rate Option and the LIBOR Option, and "Interest Option" means either of them.
Interest Payment Dates shall mean the last day of each month, and the Maturity Date. To the extent that any retroactive increase in the Applicable Margin shall occur, the Interest Payment Date for the additional amounts due shall be the next Interest Payment Date following notice from the Agent to the Borrower with a calculation of such additional amount. To the extent that any retroactive decrease in the Applicable Margin shall occur, the Borrower shall receive a credit for the amount of the reduced interest on the next Interest Payment Date following notice from the Agent to the Borrower with a calculation of such credit.

Interest Rate Pledge shall mean that certain Assignment, Pledge and Security Agreement of even date herewith from the Borrower to the Agent on behalf of the Lenders, as the same may be amended, replaced or supplemented from time to time in writing by the Borrower and the Agent.
Investment Grade Ratings shall mean the following Credit Ratings: a Moody's Rating of Baa3 or better, an S&P Rating of BBB- or better or a Fitch Rating of BBB- or better.
Legal Requirement shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.
Lender Commitment means, for any Lender, the amount set forth opposite such Lender's name on its signature page of this Agreement, or as may hereafter become a signatory hereto.
Lender Reply Period shall have the meaning ascribed thereto in Section 8.10.
Level shall mean one of the pricing levels set forth on Schedule I attached hereto.
LIBOR shall mean with respect to any amount to which the LIBOR Option applies for the applicable LIBOR Interest Period, the interest rate per annum determined by the Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading lending institutions in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Lenders' Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading lending institutions in the London interbank deposit market (an "Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such LIBOR Interest Period as the London interbank offered rate for U.S. Dollars for an amount having a borrowing date and a maturity comparable to such LIBOR Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

LIBOR	= London interbank offered rate quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1 1.00 ‑ LIBOR Reserve Percentage
LIBOR shall be adjusted with respect to any LIBOR Borrowing that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Borrowing shall mean any portion of the principal balance of the Loan at any time bearing interest at Adjusted LIBOR.
LIBOR Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have a portion of the Loan bear interest at the LIBOR Option. Subject to the last sentence of this definition, such period shall be one (1), two (2), three (3), or six (6) Months (or such other period of less than one (1) Month as the Agent in its discretion may allow Borrower to elect if available from all Lenders). Such LIBOR Interest Period shall commence on (i) the date of disbursement of the advance of the Loan or (ii) the date of continuation of or conversion to the LIBOR Option if the Borrower is continuing or converting to the LIBOR Option applicable to a portion of the Loan. Notwithstanding the second sentence hereof: (A) any LIBOR Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or continue a LIBOR Interest Period for any portion of the Loan that would end after the Expiration Date.
LIBOR Option shall have the meaning ascribed thereto in Section 3.3 hereof.
LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.
Lien shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.
Limiting Agreements shall mean (a) any agreement, instrument or transaction, including, without limitation, an Obligor's Organizational Documents, which has or may have the effect of prohibiting or limiting any Obligor's ability to pledge assets in the Pool to Agent as security for the Loans, or (b) any provision of an Obligor's Organizational Documents which have or may have the effect of prohibiting or limiting any Obligor's ability to sell, transfer or convey the assets in the Pool.
Loan shall mean the loan made by the Lenders to the Borrower in the amount of Eighty Million Dollars ($80,000,000) pursuant to the provisions of this Agreement, subject to any increase in such amount pursuant to Section 2.8 hereof.
Loan Disbursement Authorization shall mean a written request substantially in the form of Exhibit B.
Lockout Period shall have the meaning ascribed thereto in Section 2.7 hereof.

Majority Lenders shall mean the Lenders with an aggregate amount of at least sixty‑six and 67/100 percent (66.67%) of the amount of the Total Commitment then outstanding, provided that, (i) after the Total Commitment has expired or been terminated, Majority Lenders shall mean Lenders with an aggregate amount in excess of sixty-six and 67/100 percent (66.67%) of the unpaid balance of the Term Credit Exposures, (ii) if there are fewer than three (3) Lenders whether before or after the expiration or termination of the Total Commitment, Majority Lenders shall mean all of the Lenders, and (iii) the Lender Commitment of any Defaulting Lender shall be disregarded for the purpose of determining whether or not the Majority Lenders exist for the purposes of this definition.
Mandatorily Redeemable Stock means, with respect to any person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Maturity Date.
Material Adverse Change shall mean a change which could reasonably be expected to have a Material Adverse Effect.
Material Adverse Effect means a material adverse effect on (a) the financial condition, or results of operations of Borrower and its Subsidiaries taken as a whole, (b) the ability of an Obligor to perform its material obligations under the Credit Documents to which it is a party taken as a whole, (c) the validity or enforceability of such Credit Documents taken as a whole, or (d) the material rights and remedies of Lenders and Agent under the Credit Documents taken as a whole.
Material Subsidiary means a Subsidiary to which more than 3.0% of Total Asset Value is attributable on an individual basis.
Maturity Date shall mean August 15, 2018, as the same may hereafter be accelerated pursuant to the provisions of any of the Credit Documents.
Maximum Commitment shall have the meaning ascribed thereto in Section 2.8 hereof.
Moody's Rating shall mean the senior unsecured debt rating from time to time received by EastGroup Properties, Inc., from Moody's Investors Service, Inc.
Net Book Basis shall mean book value net of depreciation of a Property, as determined in accordance with Generally Accepted Accounting Principles.

Net Operating Income shall mean, for any income producing operating Property, the difference between (a) any operating income, proceeds and other income from such Property (but excluding security or other deposits, late fees, early lease termination or other penalties, or other income of a non‑recurring nature) during the determination period, less (b) an amount equal to all costs and expenses (excluding interest expense and any expenditures that are capitalized in accordance with Generally Accepted Accounting Principles) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such Property during the determination period; provided, however, that the amount for the expenses for the management of a Property included in clause (b) above shall be the greater of the general and administrative expenses that would be covered by a management fee, or three percent (3%) of the amount provided in clause (a) above. Net Operating Income shall be calculated on a consolidated basis in accordance with Generally Accepted Accounting Principles, and including (without duplication) the Equity Percentage of Net Operating Income for the Borrower's Unconsolidated Affiliates.
Net Worth shall mean Tangible Net Worth, plus intangibles deducted in determining Tangible Net Worth. Net Worth shall be calculated on a consolidated basis in accordance with Generally Accepted Accounting Principles.
Non‑recourse Debt shall mean any Indebtedness the payment of which the Borrower or any of its Subsidiaries is not obligated to make other than to the extent of any security therefor.
Notes shall mean the 2012 Term Loan Notes and any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor, and Note shall mean any one of them.
Obligations shall mean, as at any date of determination thereof, the sum of (a) the aggregate Term Credit Exposures plus (b) all other liabilities, obligations and Indebtedness of any Parties under any Credit Document.
Obligors shall mean any Person now or hereafter primarily or secondarily obligated to pay all or any part of the Obligations, including Borrower and Guarantors.
Occupancy Level shall mean the occupied square footage that is leased to bona fide tenants not Affiliates of any Obligor or the subject property manager (or any of their respective Affiliates) paying the stated rent under written leases, based on the occupancy level at the time of determination.
Officer's Certificate shall mean a certificate in the form attached hereto as Exhibit A.
Open Period shall have the meaning ascribed thereto in Section 2.7 hereof.
Operating Partnership shall mean EastGroup Properties, L.P., a Delaware limited partnership.

Opinion Letters shall mean the opinion letters of independent counsel for the Obligors, each in Proper Form.
Organizational Documents shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, the partnership agreement establishing such partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture, and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Credit Document referring to such Organizational Document and any and all future modifications thereof which are consented to by the Lenders.
Other Taxes shall mean any and all present or future stamp or documentation taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
Partial Subsidiary Real Estate shall have the meaning ascribed thereto in Section 5.15(c)(i).
Parties shall mean all Persons other than the Agent, or any Lender executing any Credit Document.
Past Due Rate shall mean, on any day, a rate per annum, equal to (a) for any existing LIBOR Borrowing, the applicable Adjusted LIBOR plus four percent (4%) per annum, and (b) in all other cases, the Adjusted Base Rate plus an additional four percent (4%) per annum, but in any event not to exceed the Ceiling Rate.
Percentage shall mean the amount, expressed as a percentage, of each Lender Commitment as compared to the Total Commitment, set forth opposite the Lender's name on its signature page of this Agreement, or as may hereafter become signatory hereto.
Permitted Encumbrances shall mean (a) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use; (b) the following: (i) Liens for taxes not yet due and payable, or being diligently contested in good faith; or (ii) materialmen's, mechanic's, warehousemen's and other like Liens arising in the ordinary course of business, securing payment of Total Liabilities whose payment is not yet due, or that are being contested in good faith by appropriate proceedings diligently conducted, and for or against which the Property owner has established adequate reserves in accordance with Generally Accepted Accounting Principles; (c) Liens for taxes, assessments and governmental charges or assessments that are being contested in good faith by appropriate proceedings diligently conducted, and for or against which the Property owner has established adequate reserves in accordance with Generally Accepted Accounting Principles; (d) Liens on real property which are insured around or against by title insurance; (e) Liens securing assessments or charges payable to a property owner association or similar entity which assessments are not yet due and payable or are being diligently contested in good faith; and (f) Liens securing this Agreement and Indebtedness hereunder, if any.
Person shall mean any individual, corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.
PNC shall have the meaning ascribed thereto in the introductory paragraph of this Agreement.
PNC Bank Facility shall mean any loan, line of credit, interest rate hedge, letter of credit reimbursement obligation, cash management or other credit facility, whether secured or unsecured, provided to the Borrower, or either of them, by PNC or by a group of lenders of which PNC is a member.
Pool shall have the meaning ascribed thereto in Section 5.15(a).
Prime Rate shall mean, as of a particular date, the prime rate of interest per annum most recently determined by the Agent, automatically fluctuating upward or downward with and at the time specified in each such determination without notice to Borrower or any other Person; each change in the Prime Rate shall be effective on the date such change is determined; which Prime Rate may not necessarily represent the Agent's lowest or best rate actually charged to a customer.
Principal Office shall mean the main banking office of the Agent in Pittsburgh, Pennsylvania, or such other office designated by the Agent.
Proper Form shall mean in form and substance reasonably satisfactory to the Agent and the Majority Lenders.
Property shall mean any interest in any kind of property or asset, whether real, leasehold, personal or mixed, tangible or intangible.
Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication selected by the Agent).
Qualifying Rating shall mean a Moody's Rating or an S&P Rating, which must be an Investment Grade Rating.
Quarterly Unaudited Financial Statements shall mean the quarterly financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such quarter and an income statement for such fiscal quarter, and for the fiscal year to date, a statement of cash flows for such quarter and for the fiscal year to date, subject to normal year‑end adjustments, all setting forth in comparative form the corresponding figures for the corresponding fiscal period of the preceding year (or, in the case of the balance sheet, the end of the preceding fiscal year), prepared in accordance with Generally Accepted Accounting

Principles except that the Quarterly Unaudited Financial Statements may contain condensed footnotes as permitted by regulations of the United States Securities and Exchange Commission, and containing a detailed listing of the Borrower's Property and the Net Book Basis thereof, and certified as true and correct by a managing director, senior vice president, or vice president of Borrower. The Quarterly Unaudited Financial Statements shall be prepared on a consolidated basis in accordance with Generally Accepted Accounting Principles.
Rate Designation Date shall mean 12:00 noon, Pittsburgh, Pennsylvania time, on the date three (3) Business Days preceding the first day of any proposed LIBOR Interest Period.
Recourse Amount shall mean the amount of the Indebtedness of an Unconsolidated Affiliate which is recourse to the Borrower or another Subsidiary of Borrower.
Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member lenders of the Federal Reserve System.
Regulations shall have the meaning ascribed thereto in Section 3.9(e).
Request for Conversion/Continuation shall mean a written request substantially in one of the forms contained in Exhibit E.
Restricted Payment shall have the meaning ascribed thereto in Section 6.8.
Revolving Credit Agreement shall mean that certain Second Amended and Restated Revolving Credit Agreement dated January 4, 2008, by and among the Borrower, PNC, as Agent, and the lenders party thereto, as the same has been amended by the First Amendment to Second Amended and Restated Revolving Credit Agreement dated January 18, 2011, and as the same may hereafter be restated, amended, modified or replaced.
S&P Rating shall mean the senior unsecured debt rating from time to time received by EastGroup Properties, Inc., from Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc.
Second Prepayment Period shall have the meaning ascribed thereto in the definition of the term "Yield Maintenance Premium".
Secured Debt shall mean the Indebtedness of the Borrower secured by a Lien, and any Indebtedness of any of the Borrower's Subsidiaries owed to a Person not an Affiliate of the Borrower or such Subsidiary.
Secured Debt to Total Asset Value Ratio shall mean the ratio (expressed as a percentage) of Secured Debt to Total Asset Value.
Stabilization Date shall mean the earlier to occur of (a) the date the Occupancy Level reaches eighty percent (80%) for the first time, or (b) one (1) year after the construction of the building improvements, other than tenant improvements, is substantially complete.

Stated Rate shall, on any day, mean whichever of the Adjusted Base Rate or Adjusted LIBOR has been designated and provided pursuant to this Agreement to an applicable portion of the Loan; provided that, if on any day such rate shall exceed the Ceiling Rate for that day, the Stated Rate shall be fixed at the Ceiling Rate on that day and on each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid principal balance of the Notes equals the total amount of interest which would have accrued if there had been no Ceiling Rate. If the Notes mature (or are prepaid) before such equality is achieved, then, in addition to the unpaid principal and accrued interest then owing pursuant to the other provisions of the Credit Documents, Borrower promises to pay on demand to the order of the holders of the Notes interest in an amount equal to the excess (if any) of (a) the lesser of (i) the total interest which would have accrued on the Notes if the Stated Rate had been defined as equal to the Ceiling Rate from time to time in effect and (ii) the total interest which would have accrued on the Notes if the Stated Rate were not so prohibited from exceeding the Ceiling Rate, over (b) the total interest actually accrued on the Notes to such maturity (or prepayment) date.
Subsidiary shall mean, as to a particular parent entity, any entity of which more than fifty percent (50%) of the indicia of voting equity or ownership rights (whether outstanding capital stock or otherwise) is at the time directly or indirectly owned by, such parent entity, or by one or more of its other Subsidiaries.
Tangible Net Worth shall mean, as of any given date (a) the stockholders' equity of the Borrower, and their Subsidiaries determined on a consolidated basis, plus (b) accumulated depreciation and amortization, minus (c) the following (to the extent reflected in determining stockholders' equity of the Borrower and their Subsidiaries: (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of assets acquired, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under Generally Accepted Accounting Principles, all determined on a consolidated basis.
Taxes shall mean any tax, levy, impost, duty, charge or fee imposed by any Governmental Authority.
Term Credit Exposure shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of the Loan multiplied by the Percentage of such Lender.
Total Asset Value shall mean the sum of (without duplication) (a) the aggregate Value of all of Borrower's operating real estate assets, plus (b) the amount of any cash and cash equivalents, excluding tenant security and other restricted deposits of the Borrower, plus (c) investments in Unconsolidated Affiliates that are engaged primarily in the business of investment in and operation of Industrial Buildings, valued at an amount equal to the Value of each Unconsolidated Affiliate's operating real estate assets multiplied by the Equity Percentage for that Unconsolidated Affiliate, plus (d) investments in readily marketable securities of another Person, not an Affiliate of any Obligor, traded on a national trading exchange, that is a real estate investment trust under Section 856(c)(1) of the Code, or that is a real estate operating company, plus (e) investments in real estate assets that are being constructed or developed to be Industrial Buildings, but are not yet in operation, plus (f) investments in loans, advances, and extensions of credit to Persons (who are not Affiliates of any Obligor) secured by valid and enforceable first and second priority liens on real estate that are paid current and under which no default has occurred, plus (g) land not in development. Except as otherwise provided herein, Total Asset Value shall be calculated on a consolidated basis in accordance with Generally Accepted Accounting Principles.
Total Commitment shall mean the aggregate commitment of all of the Lenders to lend funds under this Agreement, which shall be the sum of Eighty Million Dollars ($80,000,000), subject to any increase in such amount pursuant to Section 2.8 hereof.
Total Liabilities shall mean and include, without duplication, the sum of (a) Indebtedness and (b) all other items which in accordance with Generally Accepted Accounting Principles would be included on the liability side of a balance sheet on the date as of which Total Liabilities is to be determined (excluding capital stock, surplus, acquired unfavorable leases (as defined in Financial Accounting Standards Board Accounting Standards Codification Topic 805) surplus reserves and deferred credits), and including (without duplication) the Equity Percentage of Total Liabilities of the Borrower's Unconsolidated Affiliates.
Total Liabilities to Total Asset Value Ratio shall mean the ratio (expressed as a percentage) of Total Liabilities to Total Asset Value, with Total Asset Value based on the immediately preceding calendar quarter.
Unconsolidated Affiliate shall mean, in respect of any Person, any other Person (other than a Person whose stock is traded on a national trading exchange) in whom such Person holds a voting equity or ownership interest and whose financial results would not be consolidated under Generally Accepted Accounting Principles with the financial results of such Person on the consolidated financial statements of such Person.
Unencumbered Interest Coverage Ratio shall mean the ratio of (a) the Net Operating Income for Property for the immediately preceding four (4) calendar quarters, that is not subject to any Lien as of the last day of the preceding calendar quarter to (b) the Unsecured Interest Expense for the period used to calculate Net Operating Income. With regard to any such Property that has not been owned by Borrower for the immediately preceding four (4) calendar quarters, the Net Operating Income from such Property shall be annualized based upon the period of Borrower's ownership.
Unhedged Variable Rate Debt to Total Asset Value Ratio shall mean the ratio (expressed as a percentage) of (a) Indebtedness of the Borrower with the non‑default interest rate at other than a fixed rate of interest for the term of the Indebtedness, that is not subject to an interest rate protection agreement in form and substance satisfactory to the Agent, to (b) Total Asset Value.
Unsecured Debt shall mean all Indebtedness other than Secured Debt.
Unsecured Interest Expense shall mean the Borrower's Interest Expense on all of the Borrower's Unsecured Debt.

Unit Capital Expenditure shall mean, on an annual basis, an amount equal to (a) for use in the Fixed Charged Coverage Ratio, the sum of (i) the aggregate number of gross square feet contained in each completed, operating office building owned by Borrower or its Subsidiary as of the last day of the applicable reporting period (or calendar quarter), multiplied by $0.75, plus (ii) the aggregate number of gross square feet contained in each completed, operating Industrial Building owned by Borrower or its Subsidiary as of the last day of the applicable reporting period (or calendar quarter), multiplied by $0.15; and (b) for use in defining Value, the sum of (i) the aggregate number of gross square feet contained in each completed, operating office building owned by Borrower or its Subsidiary as of the last day of the applicable reporting period (or calendar quarter), multiplied by $0.75, plus (ii) the aggregate number of gross square feet contained in each completed, operating Industrial Building owned by Borrower or its Subsidiary as of the last day of the applicable reporting period (or calendar quarter), multiplied by $0.15.
USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107‑56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
Value shall mean the sum of (a) for Property that has reached the Stabilization Date and that Borrower or its Subsidiary has owned for the full preceding six (6) calendar months, the result of dividing (i) the aggregate Net Operating Income of the subject Property based on the immediately preceding six (6) calendar months and multiplied by two (2), less the aggregate Unit Capital Expenditure for such Property, by (ii) seven and one-half percent (7.5%); plus (b) for Property that has been constructed but that has not reached the Stabilization Date or that has not been owned by Borrower or its Subsidiary for the full preceding six (6) calendar months, the aggregate Net Book Basis of the subject Property.
Withholding Certificate shall have the meaning ascribed thereto in Section 3.9(e).
Yield Maintenance Premium shall mean (a) an amount equal to three percent (3.0%) of the principal portion of the Loan prepaid during the initial twelve (12) month period following the end of the Lockout Period (the "First Prepayment Period"), (b) two percent (2.0%) of the principal portion of the Loan prepaid during the twelve (12) month period following the end of the First Prepayment Period (the "Second Prepayment Period"), and (c) one percent (1.0%) of the principal portion of the Loan prepaid during the period commencing on the date immediately following the end of the Second Prepayment Period and ending on the date immediately prior to the commencement of the Open Period. The Agent shall notify the Borrower of the amount of and the basis of determination of the Yield Maintenance Premium.
The following terms shall have the respective meanings ascribed to them in the Uniform Commercial Code as enacted and in force in the Commonwealth of Pennsylvania on the date hereof:
accessions, continuation statement, fixtures, general intangibles, proceeds, security interest and security agreement.

2.    The Loan.

2.1    Advances. (a) Subject to the terms and conditions of this Agreement, each Lender severally agrees to make an advance of the Loan on the Effective Date to the Borrower in the amount of the Loan multiplied by the Percentage of such Lender. The Loan shall be evidenced by the Notes substantially in the form of Exhibit C attached hereto.
(b)    The Borrower shall give the Agent notice of the borrowing to be made hereunder as provided in Section 3.1 hereof at least three (3) Business Day prior to the Effective Date, and the Agent shall deliver same to each Lender promptly thereafter. Not later than 12:00 noon, Pittsburgh, Pennsylvania time, on the Effective Date, each Lender shall make available the share of the Loan, if any, to be made by it on such date to the Agent at the Agent's principal office in Pittsburgh, Pennsylvania, in immediately available funds, for the account of the Borrower. Such amounts received by the Agent will be held in Agent's general ledger account. The amounts so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by wiring or otherwise transferring, in immediately available funds not later than 2:00 P.M., Pittsburgh, Pennsylvania time, such amount to an account designated by the Borrower and maintained with PNC in Pittsburgh, Pennsylvania or any other account or accounts which the Borrower may from time to time designate to the Agent by a written notice as the account or accounts to which borrowings hereunder are to be wired or otherwise transferred.
2.2    Payments. (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower hereunder, under the Notes and under the other Credit Documents shall be made in immediately available funds to the Agent, for the account of the Lenders, at its principal office in Pittsburgh, Pennsylvania (or in the case of a successor Agent, at the principal office of such successor Agent in the United States), not later than 12:00 noon Pittsburgh, Pennsylvania time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) which date, if not earlier, shall be the Maturity Date.
(b)    The Borrower may, at the time of making each payment hereunder, under any Note or under any other Credit Document, specify to the Agent the amounts payable by the Borrower hereunder or thereunder to which such payment is to be applied, which must be pro rata on the basis of each Lender's Percentage (and in the event that it fails so to specify, such payment shall be applied to the Loan or, if applicable, to other amounts then due and payable, provided that if no other amounts are then due and payable, the Agent may apply such payment to the Obligations in such order as it may elect in its sole discretion, but subject to the other terms and conditions of this Agreement, including without limitation Section 2.3 hereof). If any Event of Default shall have occurred and be continuing, all payments received under the Credit Documents by the Agent shall be applied in accordance with Section 7.3. Each payment received by the Agent hereunder, under any Note or under any other Credit Document for the account of a Lender shall be paid promptly to such Lender, in immediately available funds. If the Agent receives a payment for the account of a Lender prior to 12:00 noon Pittsburgh, Pennsylvania time, such payment must be delivered to the Lender on that same day and if it is not so delivered due to the fault of the Agent, the Agent shall pay to the Lender entitled to the payment interest at the Federal Funds Effective Rate on the amount of the payment from the date the Agent receives the payment to the date the Lender received the payment. The Loan may be prepaid only to the extent permitted under Section 2.7, and, if so permitted, if the applicable Yield Maintenance Premium is also paid, provided payment of the Yield Maintenance Premium is required pursuant to the terms of Section 2.7.
(c)    If the due date of any payment hereunder or under any Note falls on a day which is not a Business Day, the due date for such payments shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.
(d)    The Borrower shall give the Agent written notice by at least 11:00 a.m., Pittsburgh, Pennsylvania time on the third prior Business Day of the Borrower's intent to make any payment of principal or interest under the Credit Documents not scheduled to be paid under the Credit Documents. Any such notification of payment shall be irrevocable after it is made by the Borrower. Upon receipt by the Agent of such notification of payment, it shall deliver same to the other Lenders.
2.3    Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1(a) hereof shall be made ratably from the Lenders on the basis of their respective Percentages; and (b) each payment by the Borrower of principal or interest on the Loan, of any other sums advanced by the Lenders pursuant to the Credit Documents, and of any other amount owed to the Lenders, or any other sums designated by this Agreement as being owed to a particular Lender, shall be made to the Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amount of the Loan.
2.4    Non‑Receipt of Funds by the Agent‑. Unless the Agent shall have been notified by the Borrower prior to the date on which the Borrower is to make a payment to the Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Borrower does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Borrower has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available by the Agent together with interest thereon in respect of the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Past Due Rate for such period.
2.5    Sharing of Payments, Etc. The Borrower agrees that, in addition to (and without limitation of) any right of set‑off, bankers' lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of the Borrower at any of its offices, against any principal of or interest on any of such Lender's share of the Loan to the Borrower hereunder, or other Obligations of the Borrower hereunder, which is not paid (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof. If a Lender shall obtain payment of any principal of or interest on the portion of the Loan made by it under this Agreement or other

Obligation then due to such Lender hereunder, through the exercise of any right of set‑off, banker's lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders portions of the Loans made or other Obligations held by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Obligations then due to each of them. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
2.6    [Intentionally Omitted]    .
2.7    Prepayment of Loan    .
(a)    Notwithstanding anything contained herein to the contrary, Borrower shall have no right to prepay the Loan during the period commencing on the Effective Date through and ending on the first anniversary of the Effective Date (the "Lockout Period"). During the period commencing on the first day immediately following the end of the Lockout Period and ending on the day immediately preceding the first day of the Open Period, Borrower may prepay the Loan in full or in part; provided, that such prepayment is accompanied by payment of the Yield Maintenance Premium. Commencing on the date which is twenty-four (24) months preceding the Maturity Date and ending on the Maturity Date (the "Open Period"), Borrower may prepay the Loan in full or in part (without paying any Yield Maintenance Premium). Any prepayment made on any date other than a monthly payment date shall include a payment of interest which would have otherwise accrued on the Loan through and including the last day of the interest accrual period in which such prepayment is made.
(b)    In addition to any Yield Maintenance Premium due under Section 2.7(a), any prepayment of any portion of the Loan shall be accompanied by the applicable Funding Loss unless made on one of the dates set forth below:
(i)    on any Business Day with respect to any Base Rate Borrowing; or
(ii)    on the last day of the applicable LIBOR Interest Period with respect to any LIBOR Borrowing.
(c)    Whenever the Borrower desires to prepay any portion of the Loan, it shall provide a prepayment notice to the Agent before 11:00 a.m., Pittsburgh, Pennsylvania time, three (3) Business Days prior to the date of prepayment setting forth the date, which shall be a Business Day, on which the proposed prepayment is to be made, a statement indicating the application of the prepayment between the portions of the Loan to which the Base Rate Option applies and to which the LIBOR Option applies, including, with respect to the LIBOR Option, the applicable

LIBOR Borrowing to which such prepayment applies, and the total principal amount of such prepayment, which shall not be less than $5,000,000 (in the event that such prepayment is made after the end of the Lockout Period and prior to the commencement of the Open Period, and is therefore subject to the payment of a Yield Maintenance Premium). All prepayment notices shall be irrevocable. The principal amount of the portion of the Loan for which a prepayment notice is given, together with interest on such principal amount (except that with respect to a partial prepayment of portions of the Loan to which the Base Rate Option applies, interest thereon shall not be included in such prepayment), and the Yield Maintenance Premium, if applicable, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Any prepayment hereunder shall be subject to the Borrower's obligation to indemnify the Lenders under Section 3.5(d) of this Agreement.
2.8    Commitment Increase. So long as the Borrower is not then in Default, the Borrower may on one (1) occasion, request that the Total Commitment be increased, so long as the Total Commitment does not exceed $100,000,000 (the "Maximum Commitment"). If the Borrower requests that the Total Commitment be increased, the Agent and the Borrower will cooperate with each other to obtain increased or additional commitments up to the Maximum Commitment, and to do so may obtain additional lenders subject to their mutual approval, such approval not to be unreasonably withheld or delayed, and without the necessity of approval from any of the Lenders, as long as such additional lenders constitute Eligible Institutions. No Lender shall have any obligation to increase its Lender Commitment pursuant to a request by the Borrower to increase the Total Commitment. The Borrower and each other Obligor shall execute an amendment to this Agreement, additional Notes and other documents as the Agent may reasonably require to evidence the increase of the Total Commitment, and the admission of additional Eligible Institutions as Lenders, if necessary.
3.    Conditions.
3.1    Loan. The obligation of any Lender to make the Loan is subject to the accuracy of all representations and warranties of the Borrower on the Effective Date, to the performance by the Borrower of its obligations under the Credit Documents and to the satisfaction of the following further conditions: (a) the Agent shall have received the following, all of which shall be duly executed and in Proper Form: (1) the Loan Disbursement Authorization (i) by 11:00 a.m., Pittsburgh, Pennsylvania time, three (3) Business Days before the Effective Date (which shall also be a Business Day); and (2) such other documents as the Agent may reasonably require to satisfy itself or the request of any Lender; (b) no Default or Event of Default shall have occurred and be continuing, nor would occur after the making of any Loan; (c) the making of the Loan shall not be prohibited by any Legal Requirement; and (d) the Borrower shall have paid all legal fees and expenses of the type described in Section 5.10 hereof through the date of the Loan.
3.2    Additional Requirements. In addition to the matters described in Section 3.1 hereof, the obligation of the Lenders to make the Loan under this Agreement is subject to the receipt by the Lenders of each of the following, in Proper Form: (a) this Agreement, executed by the Borrower and the Lenders, (b) the Notes and the Interest Rate Pledge, in each case, executed by the Borrower; (c) the Guaranties, executed by the Guarantors; (d) a certificate executed by the

Secretary or Assistant Secretary of each Obligor dated as of the date hereof as to the resolutions of such Person authorizing the execution of the Credit Documents and as to the incumbency of the officers of such Person; (e) a certificate from the Secretary of State or other appropriate public official of the state of organization of each Obligor as to the continued existence and good standing of such Obligor; (f) a certificate from the appropriate public official of every state where the location of the Obligor's Property requires it to be qualified to do business as to the due qualification and good standing of such Obligor; (g) a legal opinion from independent counsel for the Obligors as to the matters set forth on Exhibit D acceptable to the Lenders; and (h) an Officer's Certificate in the form of Exhibit A; and to the further condition that, at the time of the initial Loan, all legal matters incident to the transactions herein contemplated shall be satisfactory to Buchanan, Ingersoll & Rooney PC, counsel for the Agent.
3.3    Options Available. The outstanding principal balance of the Notes shall bear interest at the Adjusted Base Rate (the "Base Rate Option"); provided, that (i) all past due amounts, both principal and accrued interest, shall bear interest at the Past Due Rate, and (ii) subject to the provisions hereof, Borrower shall have the option of having all or any portion of the principal balance of the Notes, from time to time outstanding bear interest at Adjusted LIBOR (the "LIBOR Option"). The records of the Lenders with respect to Interest Options, LIBOR Interest Periods and the portion of Loan to which they are applicable shall be prima facie evidence thereof. Interest on the Loans shall be calculated at the Adjusted Base Rate except where it is expressly provided pursuant to this Agreement that Adjusted LIBOR is to apply.
3.4    Designation, Continuation and Conversion. Borrower shall have the right to designate, continue or convert its Interest Options in accordance with the provisions hereof. Provided no Event of Default has occurred and is continuing and subject to the provisions of Section 3.5, Borrower may elect to have Adjusted LIBOR apply or continue to apply to all or any portion of the principal balance of the Notes. Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Loan, but such conversion shall not change the respective outstanding principal balance of the Notes. The Interest Options shall be designated, continued or converted in the manner provided below:
(a)    Borrower shall give Agent a Request for Conversion/Continuation. Each such written notice shall specify the amount of Loan which is the subject of the designation, if any; the amount of borrowings into which such borrowings are to be converted or continued; the proposed date for the designation, continuation or conversion and the LIBOR Interest Period, if any, selected by Borrower. The Request for Conversion/Continuation shall be irrevocable and shall be given to Agent no later than the applicable Rate Designation Date. The Agent shall promptly deliver the Request for Conversion/Continuation to the Lenders.
(b)    No more than four (4) LIBOR Borrowings with four (4) LIBOR Interest Periods shall be in effect at any time.
(c)    Each designation, continuation or conversion of a LIBOR Borrowing shall occur on a Business Day.

(d)    Except as provided in Section 3.5 hereof, no LIBOR Borrowing shall be converted on any day other than the last day of the applicable LIBOR Interest Period.
(e)    Unless a Request for Conversion/Continuation to the contrary is received as provided in this Agreement, each LIBOR Borrowing will convert to a LIBOR Borrowing with a LIBOR Interest Period of one (1) Month after the expiration of the existing LIBOR Interest Period.
(f)    To the extent that any Default shall have occurred and shall continue to exist, Borrower shall not have the right to elect a LIBOR Interest Period longer than one (1) month.
3.5    Special Provisions Applicable to LIBOR Borrowings.
(a)    Options Unlawful. If the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by the Lenders with any request or directive (whether or not having the force of law) of any central bank or other Governmental Authority shall at any time make it unlawful or impossible for any Lender to permit the establishment of or to maintain any LIBOR Borrowing, the commitment of such Lender(s) to establish or maintain such LIBOR Borrowing, shall forthwith be suspended until such condition shall cease to exist and Borrower shall forthwith, upon demand by Agent to Borrower, (1) convert the LIBOR Borrowing with respect to which such demand was made to a Base Rate Borrowing; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required to compensate the Lenders for any additional cost or expense which the Lenders may incur as a result of such adoption of or change in such Legal Requirement or in the interpretation or administration thereof and any Funding Loss which the Lenders may incur as a result of such conversion. If, when Agent so notifies Borrower, Borrower has given a Request for Conversion/Continuation specifying a LIBOR Borrowing but the selected LIBOR Interest Period has not yet begun, such Request for Conversion/Continuation shall be deemed to be of no force and effect, as if never made, and the balance of the Loan specified in such Request for Conversion/Continuation shall bear interest at the Adjusted Base Rate until a different available Interest Option shall be designated in accordance herewith.
(b)    Increased Cost of Borrowings. If any Change in Law shall at any time as a result of any portion of the principal balance of the Notes being maintained on the basis of a LIBOR:

(1)
subject any Lender (or make it apparent that any Lender is subject) to any Taxes, or any deduction or withholding for any Taxes, on or from any payment due under any LIBOR Borrowing or other amount due hereunder, other than income and franchise taxes of the United States and its political subdivisions; or

(2)	change the basis of taxation of payments due from Borrower to any Lender under any LIBOR Borrowing (otherwise than by a change in the rate of taxation of the overall net income of a Lender); or

(3)
impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the applicable LIBOR), special deposit requirement or similar requirement (including, but not limited to, state law requirements and Regulation D) imposed, modified, increased or deemed applicable by any Governmental Authority against assets held by any Lender, or against deposits or accounts in or for the account of any Lender, or against loans made by any Lender, or against any other funds, obligations or other property owned or held by any Lender; or

(4)	impose on any Lender any other condition regarding any LIBOR Borrowing;
and the result of any of the foregoing is to increase the cost to any Lender of agreeing to make or of making, continuing or maintaining such LIBOR Borrowing, or reduce the amount of any sum received by any Lender, then, upon demand by Agent, Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts which shall compensate such Lender, for such increased cost or reduced amount. Agent will promptly notify Borrower in writing of any event which will entitle any Lender to additional amounts pursuant to this paragraph. A Lender's determination of the amount of any such increased cost, increased reserve requirement or reduced amount shall be prima facie evidence thereof. Borrower shall have the right, if it receives from Agent any notice referred to in this paragraph, upon three Business Days' notice to Agent, either (i) to repay in full (but not in part) any borrowing with respect to which such notice was given, together with any accrued interest thereon, or (ii) to convert the LIBOR Borrowing which is the subject of the notice to a Base Rate Borrowing; provided, that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate a Lender for the increased cost or reduced amount referred to in the preceding paragraph; (y) all accrued and unpaid interest to date on the amount so repaid or converted, and (z) any Funding Loss which any Lender may incur as a result of such repayment or conversion.

(c)    Inadequacy of Pricing, and Rate Determination. If for any reason with respect to any LIBOR Interest Period Agent shall have determined (which determination shall be prima facie evidence thereof) that:

(1)	Agent is unable through its customary general practices to determine any applicable LIBOR, or

(2)
by reason of circumstances affecting the applicable market generally, Agent is not being offered deposits in United States dollars in such market, for the applicable LIBOR Interest Period and in an amount equal to the amount of any applicable LIBOR Borrowing requested by Borrower, or

(3)	any applicable LIBOR will not adequately and fairly reflect the cost to the Lenders of making and maintaining such LIBOR Borrowing hereunder for any proposed LIBOR Interest Period,

then Agent shall give Borrower and each Lender notice thereof and thereupon, (A) any Request for Conversion/Continuation previously given by Borrower designating the applicable LIBOR Borrowing which has not commenced as of the date of such notice from Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until Agent shall notify Borrower that the circumstances giving rise to such notice from Agent no longer exist, each Request for Conversion/Continuation requesting the applicable LIBOR Borrowing shall be deemed a request for a Base Rate Borrowing, and any applicable LIBOR Borrowing then outstanding shall be converted, without any notice to or from Borrower, upon the termination of the LIBOR Interest Period then in effect with respect to it, to a Base Rate Borrowing.

(d)    Funding Losses. Borrower shall indemnify the Agent and each Lender against and hold the Agent and each Lender harmless from any Funding Loss. This agreement shall survive the payment of the Notes. A certificate as to any additional amounts payable pursuant to this subsection and setting forth the reasons for the Funding Loss submitted by Agent to Borrower shall be prima facie evidence thereof.
3.6    Funding Offices, Adjustments Automatic. Any Lender may, if it so elects, fulfill its obligation as to any LIBOR Borrowing by causing a branch or Affiliate of such Lender to make such Loan and may transfer and carry such Loan at, to, or for the account of, any branch office or Affiliate of such Lender; provided, that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it for the account of such branch or Affiliate. Without notice to Borrower or any other person or entity, each rate required to be calculated or determined under this Agreement shall automatically fluctuate upward and downward in accordance with the provisions of this Agreement.
3.7    Funding Sources, Payment Obligations. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Borrowing during each LIBOR Interest Period through the purchase of deposits having a maturity corresponding to such LIBOR Interest Period and bearing an interest rate equal to the LIBOR for such LIBOR Interest Period. Notwithstanding the foregoing, Funding Losses, increased costs and other obligations relating to LIBOR Borrowings described in Section 3.5 of this Agreement will only be paid by the Borrower as and when they are actually incurred or as and when they would have been incurred by the Lenders.
3.8    Mitigation, Non‑Discrimination. (a) Each Lender will notify the Borrower through the Agent of any event occurring after the date of this Agreement which will require or enable such Lender to take the actions described in Sections 3.5(a) or (b) of this Agreement as promptly as practicable after it obtains knowledge thereof and determines to request such action, and (if so requested by the Borrower through the Agent) will designate a different lending office of such Lender for the applicable LIBOR Borrowing or will take such other action as the Borrower reasonably requests if such designation or action is consistent with the internal policy of such Lender and legal and regulatory restrictions, can be undertaken at no additional cost, will avoid the need for, or reduce the amount of, such action and will not, in the sole opinion of such Lender, be disadvantageous to such Lender (provided that such Lender will have no obligation to designate a different lending office which is located in the United States of America).
(b)    Notwithstanding any other provision of this Agreement, no Lender shall demand compensation at any given time for any increased costs or reduction referred to in Sections 3.5 or 5.14 of this Agreement if it is not the general policy or practice of such Lender to demand such compensation at such time in similar circumstances under comparable provisions of other credit agreements (to the extent such Lender has the right under such credit facilities to do so), if any (it being understood that this sentence shall not in any way limit the discretion of such Lender to waive the right to demand such compensation in any given case).
(c)    If any Lender elects under Section 3.5 of this Agreement to suspend or terminate the availability of LIBOR Borrowings for any material period of time, and the event giving rise to such election is not generally applicable to all of the Lenders, the Borrower may within sixty (60) days after notification of such Lender's election, and so long as no Event of Default is then in existence, either (i) demand that such Lender, and upon such demand, such Lender shall promptly, assign its Lender Commitment to another financial institution subject to and in accordance with the provisions of Section 9.5 of this Agreement for a purchase price equal to the unpaid balance of principal, accrued interest and expenses owing to such Lender pursuant to this Agreement, or (ii) pay such Lender the unpaid balance of principal, accrued interest, and expenses owing to such Lender pursuant to this Agreement, whereupon, such Lender shall no longer be a party to this Agreement or have any rights or obligations hereunder or under any other Credit Documents, and the Total Commitment shall immediately and permanently be reduced by an amount equal to the Lender Commitment of such Lender.
3.9    Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    The Borrower shall indemnify the Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such

Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(e)    Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under Section 1.1441-1(c)(16) of the Income Tax Regulations ("Regulations")) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code. Such delivery may be made by electronic transmission as described in Section 1.1441-1(e)(4)(iv) of the Regulations if the Agent establishes an electronic delivery system. The term "Withholding Certificate" means a Form W-9; a Form W-8BEN; a Form W-8ECI; a form W-8IMY and the related statements and certifications as required under Section 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to the Borrower and the Agent a valid Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the date of this Agreement shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extension or renewals thereof as may be reasonably requested by the Borrower or the Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of, or exemption from, U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under Section 1.1441-7(b) of the Regulations. Further, the Agent is indemnified under Section 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under Section 1441 of the Code.
4.    Representations and Warranties.
To induce the Lenders to enter into this Agreement and to make the Loan, the Borrower jointly and severally represents and warrants to the Agent and the Lenders as follows:
4.1    Organization. Each Obligor is duly organized, validly existing and in good standing under the laws of the state of its organization; has all power and authority to conduct its business as presently conducted; and is duly qualified to do business and in good standing in every state where the location of its Property requires it to be qualified to do business, unless the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
4.2    Financial Statements. The financial statements delivered to the Agent fairly present, in accordance with Generally Accepted Accounting Principles (provided, however, that the Quarterly Unaudited Financial Statements are subject to normal year‑end adjustments and may contain condensed footnotes as permitted by regulations of the United States Securities and Exchange Commission), the financial condition and the results of operations of the Borrower as at the dates and for the periods indicated. No Material Adverse Change has occurred since the dates of such financial statements. No Obligor is subject to any instrument or agreement which would materially prevent it from conducting its business as it is now conducted or as it is contemplated to be conducted.
4.3    Enforceable Obligations; Authorization. The Credit Documents are legal, valid and binding obligations of the Parties, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of the Credit Documents have all been duly authorized by all necessary action; are within the power and authority of the Parties; do not and will not contravene or violate any Legal Requirement or the Organizational Documents of the Parties; do not and will not result in the breach of, or constitute a default under, any agreement or instrument by which the Parties or any of their respective Property may be bound or affected; and do not and will not result in the creation of any Lien upon any Property of any of the Parties except as expressly contemplated therein. All necessary permits, registrations and consents for such making and performance have been obtained.
4.4    Other Debt. No Obligor is in default in the payment of any other Total Liabilities or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party.
4.5    Litigation. There is no litigation or administrative proceeding pending or, to the knowledge of the Borrower, threatened against, or any outstanding judgment, order or decree affecting, the Obligors before or by any Governmental Authority which is not adequately covered by insurance. No Obligor is in default with respect to any judgment, order or decree of any Governmental Authority.

4.6    Taxes. Each Obligor has filed all tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained or those which are being contested in good faith.
4.7    Regulation U. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose that would constitute this transaction a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
4.8    Subsidiaries. The Borrower has no Subsidiaries (excluding wholly‑owned Subsidiaries which have executed a Guaranty) which individually or in the aggregate own more than ten percent (10%) in value of the Borrower's and the Subsidiaries' consolidated assets determined in accordance with Generally Accepted Accounting Principles. Each of the Borrower's Subsidiaries is a "qualified REIT subsidiary" under Section 856 of the Code.
4.9    Securities Act of 1933. Other than the Agent's efforts in syndicating the Loan (for which the Agent is responsible) neither the Borrower nor any agent acting for it has offered the Notes or any similar obligation of the Borrower for sale to or solicited any offers to buy the Notes or any similar obligation of the Borrower from any Person other than the Agent or any Lender.
4.10    No Contractual or Corporate Restrictions. No Obligor is a party to, or bound by, any contract, agreement or charter or other corporate restriction materially and adversely affecting its business, Property, assets, operations or condition, financial or otherwise.
4.11    Investment Company Act Not Applicable. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.
4.12    Public Utility Holding Company Act Not Applicable. The Borrower is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", or an affiliate of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1995, as amended.
4.13    ERISA Not Applicable. No Obligor is subject to any requirements of the Employee Retirement Income Security Act of 1974 as amended from time to time, or any rules, regulations, rulings or interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.
4.14    Pool Properties. As of the date of this Agreement, the Properties in the Pool are listed on the attachment to the Officer's Certificate being delivered pursuant to Section 3.2 and each such Property complies with the requirements of Section 5.15.
4.15    Anti‑Terrorism Laws.

(a)    General. No Obligor is in violation of any Anti‑Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti‑Terrorism Law.
(b)    Executive Order No. 13224. None of the Obligors, or their respective agents acting or benefiting in any capacity in connection with the Loan or other transactions hereunder, is any of the following (each a "Blocked Person"):
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(iii)    a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti‑Terrorism Law;
(iv)    a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224;
(v)    a Person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or
(vi)    a person or entity who is affiliated or associated with a person or entity listed above.
No Obligor, or, to the knowledge of any Obligor, any of their agents acting in any capacity in connection with the Loan, any letters of credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
4.16    Disclosure. The representations and warranties of Borrower contained in the Credit Documents and all certificates, financial statements and other documents delivered to the Agent in connection therewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, Borrower has not intentionally withheld any material fact from the Agent and the Lenders in regard to any matter raised in the Credit Documents.

5.    Affirmative Covenants.
The Borrower jointly and severally covenants and agrees with the Agent and the Lenders that prior to the termination of this Agreement it and each of the other Obligors will do, and if necessary cause to be done, each and all of the following:
5.1    Taxes, Existence, Regulations, Property, etc. At all times (a) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested in good faith and reserves which are adequate under Generally Accepted Accounting Principles have been established therefor; (b) do all things necessary to preserve its existence, qualifications, rights and franchises in all States where such qualification is necessary or desirable, except where failure to obtain the same could not reasonably be expected to have a Material Adverse Effect; (c) comply with all applicable Legal Requirements in respect of the conduct of its business and the ownership of its Property; and (d) cause its Property to be protected, maintained and kept in good repair (reasonable wear and tear excepted) and make all replacements and additions to its Property as may be reasonably necessary to conduct its business.
5.2    Financial Statements and Information. Furnish to the Agent each of the following: (a) as soon as available and in any event within 100 days after the end of each respective fiscal year of the Borrower, Annual Audited Financial Statements of EastGroup Properties, Inc.; (b) as soon as available and in any event within 50 days after the end of each quarter (except the last quarter) of each respective fiscal year of the Borrower, Quarterly Unaudited Financial Statements of EastGroup Properties Inc. (which shall include a statement of Funds From Operations); (c) within fifty (50) days after the end of the calendar quarter and concurrently with the financial statements provided for in Subsections 5.2(a) and (b) hereof, (i) an Officer's Certificate, together with such schedules, computations and other information (including, without limitation, information as to Unconsolidated Affiliates of the Borrower), in reasonable detail, as may be required by the Agent to demonstrate compliance with the covenants set forth herein or reflecting any non‑compliance therewith as of the applicable date, all certified as true, correct and complete by a managing director, vice president or senior vice president, of Borrower, and (ii) a current capital plan for the next four (4) calendar quarters including projected sources and uses of funds (including dividend and debt payments); (d) promptly after the filing thereof, all registration statements and reports on Forms 10-K and 10-Q (or their equivalents) made by the Borrower or any of their respective Subsidiaries with the Securities and Exchange Commission, to be delivered by electronic transmission or notice by electronic transmission of the filing thereof (other filings shall be available for viewing on the Borrower's website); (e) within ten (10) Business Days after the receipt thereof, a copy of the notification to EastGroup Properties Inc. of its S&P Rating or Moody's Rating, or change therein; and (f) such other information relating to the financial condition and affairs of the Borrower as from time to time may be reasonably requested by any Lender. The Agent will send to each Lender the information received by the Agent pursuant to this Section 5.2 promptly after the receipt thereof by Agent.

5.3    Financial Tests. The Borrower shall have and maintain, on a consolidated basis in accordance with Generally Accepted Accounting Principles:
(a)    a Secured Debt to Total Asset Value Ratio no greater than forty-five percent (45%) at all times;
(b)    a Fixed Charge Coverage Ratio of not less than 1.40:1.00 at all times;
(c)    a Tangible Net Worth of at least Six Hundred Fifty-One Million Four Hundred Twenty-Five Thousand Seven Hundred Fifty Dollars (651,425,750), plus eighty‑five percent (85%) of the net proceeds (gross proceeds less reasonable and customary costs of sale and issuance paid to Persons not Affiliates of any Obligor) received by the Borrower at any time following the date of this Agreement from the issuance of an ownership interest in the Borrower, at all times;
(d)    an Unencumbered Interest Coverage Ratio of not less than 2.00:1.00 at all times; and
(e)    a Total Liabilities to Total Asset Value Ratio no greater than sixty percent (60%) at all times.
5.4    Inspection. In order to permit the Agent to ascertain compliance with the Credit Documents, during normal business hours permit the Agent to inspect its Property, to examine its files, books and records and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all at such times and intervals and to such extent as a Lender may reasonably desire.
5.5    Further Assurances. Promptly execute and deliver any and all other and further instruments which may be reasonably requested by the Agent to cure any defect in the execution and delivery of any Credit Document or more fully to describe particular aspects of the Borrower's agreements set forth in the Credit Documents or so intended to be.
5.6    Books and Records. Maintain books of record and account in accordance with Generally Accepted Accounting Principles.
5.7    Insurance. Maintain insurance with such insurers, on such of its properties, in such amounts and against such risks as is consistent with insurance maintained by businesses of comparable type and size in the industry, and furnish the Agent satisfactory evidence thereof promptly upon request.
5.8    Notice of Certain Matters. Notify the Agent promptly upon acquiring knowledge of the occurrence of any of the following: the institution or threatened institution of any lawsuit or administrative proceeding affecting any Obligor in which the claim exceeds $1,000,000.00; when the Borrower believes that there has been a Material Adverse Change; or the occurrence of any Event of Default or any Default. The Borrower will notify the Agent in writing at least thirty

(30) Business Days prior to the date that any Obligor changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.
5.9    Use of Proceeds. The proceeds of the Loan will be used to refinance existing Indebtedness and for general business purposes, including, without limitation, financing for acquisitions, working capital and other purposes permitted under Borrower's Organizational Documents. Notwithstanding the foregoing, none of the proceeds of the Loan will be used to finance, fund or complete any hostile acquisition of any Person or for any purpose which would violate Section 4.7 hereof.
5.10    Expenses of and Claims Against the Agent and the Lenders. To the extent not prohibited by applicable law, the Borrower will pay all reasonable costs and expenses incurred to third parties and reimburse the Agent and each Lender, as the case may be, for any and all reasonable expenditures of every character incurred or expended from time to time, in connection with (a) regardless of whether a Default or Event of Default shall have occurred, the Agent's preparation, negotiation and completion of the Credit Documents, and (b) during the continuance of an Event of Default, all costs and expenses relating to the Agent's and such Lender's exercising any of its rights and remedies under this or any other Credit Document, including, without limitation, attorneys' fees, legal expenses, and court costs; provided, that no rights or option granted by the Borrower to the Agent and any Lender or otherwise arising pursuant to any provision of this or any other instrument shall be deemed to impose or admit a duty on the Agent or any Lender to supervise, monitor or control any aspect of the character or condition of any property or any operations conducted in connection with it for the benefit of the Borrower or any other person or entity other than the Agent or such Lender. Notwithstanding the foregoing, Borrower shall have no obligation to reimburse any Lender for any service fee paid by any Lender pursuant to the terms of Section 9.5(b) of this Agreement.
5.11    Legal Compliance, Indemnification.
(a)    The Obligors shall operate their respective Property and businesses in full compliance with all Legal Requirements. EastGroup Properties, Inc. will comply with all Legal Requirements to maintain, and will at all times qualify as and maintain, its status as a real estate investment trust under Section 856(c)(1) of the Code.
(b)    The Borrower shall indemnify the Agent and each Lender, their directors, officers, employees and shareholders (the "Indemnified Parties") for and defend and hold the Indemnified Parties harmless against any and all claims, demands, liabilities, causes of action, penalties, obligations, damages, judgments, deficiencies, losses, costs or expenses (including, without limitation, interest, penalties, attorneys' fees, and amounts paid in settlement) threatened or incurred by reason of, arising out of or in any way related to (i) any failure of any Obligor to so comply with the provisions of any Legal Requirement, this Agreement or the other Credit Documents, (ii) the Agent or any Lender's making of the Loan, or any other acts or omissions taken or made in connection with the Loan, and (iii) any and all matters arising out of any act, omission, event or circumstance, regardless of whether the act, omission, event or circumstance constituted a violation of any such Legal Requirement, this Agreement or the other Credit Documents at the time of its existence or occurrence. THE BORROWER SHALL

INDEMNIFY THE AGENT AND EACH LENDER PURSUANT TO THIS SECTION REGARDLESS OF WHETHER THE ACT, OMISSION, FACTS, CIRCUMSTANCES OR CONDITIONS GIVING RISE TO SUCH INDEMNIFICATION WERE CAUSED IN WHOLE OR IN PART BY THE AGENT'S OR SUCH LENDER'S NEGLIGENCE (SIMPLE, BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).
5.12    Obligors' Performance. If any Obligor should fail to comply with any of the agreements, covenants or obligations required of it under this Agreement or any other Credit Document, then the Agent (in the Obligor's name or in Agent's name) may perform them or cause them to be performed for the account of the said Obligor and at the sole expense of the Obligor, but shall not be obligated to do so. Any and all expenses thus incurred or paid by the Agent and by any Lender shall be the Borrower's demand obligations to the Agent or such Lender and shall bear interest from the date of demand therefor until the date that the Obligor repays it to the Agent or the applicable Lender at the Past Due Rate. Upon making any such payment or incurring any such expense, the Agent or the applicable Lender shall be fully subrogated to all of the rights of the Person receiving such payment. Any amounts owing by any Obligor to the Agent or any Lender pursuant to this provision or any other provision of this Agreement shall automatically and without notice be secured by any collateral provided by the Credit Documents. The amount and nature of any such expense and the time when paid shall, absent manifest error, be fully established by the affidavit of the Agent or the applicable Lender or any of the Agent's or the applicable Lender's officers or agents.
5.13    Professional Services. Promptly upon the Agent's request to satisfy itself or the request of any Lender, the Borrower, at the Borrower's sole cost and expense, shall: (a) allow an inspection and/or appraisal of the Obligors' Property to be made by a Person approved by the Agent in its sole discretion; and (b) whenever the Agent or such other Lender has reasonable cause to believe that a potential Default may exist, cause to be conducted or prepared any other written report, summary, opinion, inspection, review, survey, audit or other professional service relating to the Obligors' Property or any operations in connection with it (all as designated in the Agent's request), including, without limitation, any accounting, architectural, consulting, engineering, design, legal, management, pest control, surveying, title abstracting or other technical, managerial or professional service relating to such property or its operations.
5.14    Capital Adequacy.
(a)    If after the date of this Agreement, the Agent or any Lender shall have determined that any Change in Law has occurred, or that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy of general applicability, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Agent or any Lender with any request or directive regarding capital adequacy of general applicability (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Agent's or any Lender's capital as a consequence of its obligations hereunder to a level below that which the Agent or such Lender could have achieved but for such Change in

Law or such adoption, change or compliance (taking into consideration the Agent's or such Lender's policies with respect to capital adequacy) by an amount deemed by the Agent or such Lender to be material, then from time to time, the Borrower shall pay to the Agent or such Lender such additional amount or amounts as will compensate the Agent or such Lender for such reduction.
(b)    A certificate of the Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate the Agent or such Lender as specified in Section 5.14(a) hereof and making reference to the applicable law, rule or regulation shall be delivered as soon as practicable to the Borrower and shall be prima facie evidence thereof. The Borrower shall pay the Agent or such Lender the amount shown as due on any such certificate within fourteen (14) Business Days after the Agent or such Lender delivers such certificate. In preparing such certificate, the Agent or such Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method. Section 3.8(b) hereof shall apply to the costs assessed under this Section.
5.15    Property Pool.
(a)    The Borrower will and, subject to Section 5.15(b), the Borrower's Subsidiaries will, at all times own (in fee simple title or through an Eligible Ground Lease) a pool (the "Pool") of assets that are not mortgaged, pledged, hypothecated, or encumbered in any manner, other than Permitted Encumbrances, with an aggregate Value (calculated based on the immediately preceding six (6) calendar months and annualized) such that the total amount of the Borrower's Indebtedness other than Secured Debt outstanding from time to time, shall never be greater than sixty percent (60%) of such Value. Such Pool shall have the following characteristics: (i) assets in the Pool shall be completed income producing Industrial Buildings (including properties containing multiple buildings in one industrial park), with parking sufficient to meet all Legal Requirements and consistent with market conditions that will accommodate full occupancy of the building, provided, however, that Los Angeles Corporate Center Office Building in Los Angeles, California, will not be excluded from the Pool because it is not an Industrial Building; (ii) the Borrower must have received from third party independent consultants, written assessments (including, without limitation, Phase I environmental reports) for each Property in, or to be added to, the Pool that do not disclose any material environmental conditions, structural defects or title defects, or other material risks related to such Property, (iii) the Property is not subject to or affected by any Limiting Agreement, and (iv) the Occupancy Level of the Pool in the aggregate must be at least eighty percent (80%). If requested by the Agent, the Borrower will provide to the Agent written assessments from third party independent environmental consultants for all Pool properties acquired after the date of this Agreement. If the Agent determines that there are material environmental conditions existing on or risks to such properties, the properties will be excluded from the Pool.
(b)    If any Property to be included in the Pool is owned by a Subsidiary of Borrower, it may be included in the Pool only if:
(i)    the owner of the Property is either (A) a wholly owned Subsidiary of the Borrower or (B) if not a wholly owned Subsidiary, then (1) the Value of the

Property owned by such Subsidiary ("Partial Subsidiary Real Estate") to be used in the calculation in clause (a) above shall be as provided in clause (a) multiplied by the cumulative percentage interest of the Subsidiary owned by the Borrower, and (2) the Borrower controls all major decisions regarding the Partial Subsidiary Real Estate, including the right to sell or refinance the Partial Subsidiary Real Estate; and
(ii)    the owner of the Property (A) executes a Guaranty in Proper Form and delivers it to the Agent, together with such Subsidiary's Organizational Documents and current certificates of existence and good standing for the state in which it is organized, and such Guaranty must remain in full force and effect, and (B) would not at any time be in default of Sections 7.1 (f), (g), (h), (i) or (j), if said subsections were applicable to said owner.
(c)    If the Borrower requests inclusion of assets in the Pool that do not meet the requirements of this Section 5.15, then such assets may only be included in the Pool upon the prior written approval of the Majority Lenders.
5.16    Co‑Borrowers. (a) Each Borrower shall be bound jointly and severally with one another to keep, observe and perform the covenants, agreements, obligations and liabilities imposed by this Agreement upon the "Borrower", (b) a release of one or more Persons comprising "Borrower" shall not in any way be deemed a release of any other Person comprising "Borrower", and (c) a separate action hereunder may be brought and prosecuted against one or more of the Persons comprising "Borrower" without limiting any liability or impairing the Agent's or any Lender's right to proceed against any other Person comprising "Borrower".
5.17    New Guarantors    .
(a)    If any Person (other than an Excluded Subsidiary) becomes a Material Subsidiary after the Effective Date, the Borrower shall deliver to the Agent each of the following items, each in form and substance satisfactory to the Agent: (i) an Accession Agreement in the form attached as Exhibit A to the Guaranty, executed by such Subsidiary, and (ii) the items that would have been delivered under Section 3.2 if such Subsidiary had been a Guarantor on the Effective Date. Delivery of the foregoing items shall be made by the Borrower (x) in the case of any Subsidiary that has become a Material Subsidiary pursuant to any acquisition or formation, or as a result of such Subsidiary ceasing to have the characteristics of an Excluded Subsidiary (as provided in the definition of such term), within thirty (30) days after such acquisition, formation, or cessation, as the case may be, and (y) in the case of any existing Subsidiary obtaining the minimum Total Asset Value for a Material Subsidiary during any fiscal quarter, at the time that the quarterly Officer's Certificate is required to be delivered to the Agent in respect of such fiscal quarter (except in the case of the fourth fiscal quarter, in which case such items shall be delivered within one hundred (100) days after the end of such fiscal quarter). The Borrower shall send to the Agent copies of each of the foregoing items once the Borrower has received all such items with respect to a Material Subsidiary.

(b)    The Borrower may, at its option, cause any Subsidiary that is not already a Guarantor to become a Guarantor by executing and delivering to the Agent the items required to be delivered under the immediately preceding subsection (a).
(c)    The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor (x) qualifies, or will qualify simultaneously with its release from the Guaranty, as an Excluded Subsidiary pursuant to the definition of such term, or (y) has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary or Material Subsidiary; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default, shall then be in existence or would occur as a result of such release; (iv) the representations and warranties made or deemed made by the Borrower and each other Obligor in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents; and (v) the Agent shall have received such written request at least ten (10) days (or such shorter period as may be acceptable to the Agent) prior to the requested date of release. Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Agent agrees to furnish to the Borrower, upon the Borrower's written request and at the Borrower's sole cost and expense, any release, termination, or other agreement or document evidencing the foregoing release as may be reasonably requested by the Borrower.
6.    Negative Covenants.
The Borrower jointly and severally covenants and agrees with the Agent and the Lenders, that prior to the termination of this Agreement it will not (without consent given in accordance with Section 9.1) do any of the following:
6.1    Indebtedness. Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, contingently or otherwise, or become or remain liable with respect to any Indebtedness in excess of the Indebtedness which may be incurred within the limitations contained in Section 5.3 and Section 5.15.
6.2    Mergers, Consolidations and Acquisitions of Assets. In any single transaction or series of related transactions, directly or indirectly: (a) liquidate or dissolve; (b) other than a merger or consolidation in which the Borrower is the surviving entity and the value of the assets of the other party to such merger or consolidation is less than fifteen percent (15%) of the value of the assets of the Borrower on a consolidated basis (in accordance with Generally Accepted Accounting Principles) after such merger or consolidation, be a party to any merger or consolidation; (c) other than an acquisition in which the Borrower acquires all or substantially all of the assets of another Person and the value of the assets acquired is less than fifteen percent

(15%) of the value of the assets of the Borrower on a consolidated basis (in accordance with Generally Accepted Accounting Principles) after such acquisition, acquire all or substantially all of the assets of any Person; or (d) except for sales or leases executed in the ordinary course of business, sell, convey or lease all or any substantial part of its assets.
6.3    Redemption. Neither Borrower shall at any time buy back, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock if such action would cause the Borrower to not be in compliance with this Agreement, and so long as the aggregate market value of such stock when acquired shall not exceed, during any calendar year, fifteen percent (15%) of Borrower's Net Worth.
6.4    Nature of Business; Management. Change the nature of its business or enter into any business which is substantially different from the business in which it is presently engaged.
6.5    Transactions with Related Parties. Enter into any transaction or agreement with any officer, director, or holder of more than five percent (5%) (based on voting rights) of the issued and outstanding capital stock of the Borrower (or any Affiliate of the Borrower), unless the same is upon terms substantially similar to those obtainable from qualified wholly unrelated sources.
6.6    Loans and Investments. Make any loan, advance, extension of credit or capital contribution to, or make or have any investment in, any Person, or make any commitment to make any such extension of credit or investment, except:
(a)    travel advances in the ordinary course of business to officers, employees and agents;
(b)    readily marketable securities issued or fully guaranteed by the United States of America (or investments or money market accounts consisting of the same);
(c)    commercial paper rated "Prime 1" by Moody's Investors Service, Inc. or A‑1 by Standard and Poor's Rating Services, a Division of the McGraw-Hill Companies, Inc. (or investments or money market accounts consisting of the same);
(d)    certificates of deposit or repurchase certificates issued by financial institutions acceptable to the Agent (or investments or money market accounts consisting of the same), all of the foregoing b, c and d not having a maturity of more than one (1) year from the date of issuance thereof;
(e)    investments in Subsidiaries through which the Borrower invests in real estate assets permitted by this Agreement;
(f)    investments in Unconsolidated Affiliates that are engaged primarily in the business of investment in and operation of Industrial Buildings (valued at an amount equal to the

Value of each Unconsolidated Affiliate's operating real estate assets multiplied by the Equity Percentage for that Unconsolidated Affiliate);
(g)    loans, advances, and extensions of credit to Persons (who are not Affiliates of any Obligor) secured by valid and enforceable first and second priority liens on real estate;
(h)    undeveloped land;
(i)    investments in readily marketable securities (valued at the lower of cost or then market price) of another Person, not an Affiliate of any Obligor, traded on a national trading exchange, that is a real estate investment trust under Section 856(c)(1) of the Code, or that is a real estate operating company;
(j)    investments in Industrial Buildings;
(k)    investments in real estate assets that are being constructed or developed (including such assets that the Person has contracted to purchase and has no option to terminate without penalty) to be Industrial Buildings, but are not yet in operation; and
(l)    miscellaneous investments in other assets not described above not to exceed five percent (5%) of Total Asset Value in the aggregate.
The Borrower will not mortgage, pledge, hypothecate or encumber in any manner the loans, advances or extensions of credit made pursuant to Section 6.6(g) or the securities held pursuant to Section 6.6(i). In addition to the limitations set forth above, in no event shall the aggregate value of all of the investments permitted under Sections 6.6(f), (g), (h) (i), (k) [valued at the total actual and budgeted cost of construction or development of such real estate assets (excluding any such assets on which construction has not commenced), including such costs incurred and to be incurred by Unconsolidated Affiliates to the extent of the greater of (i) the Equity Percentage of the Borrower or any Subsidiary of the Borrower in the applicable Unconsolidated Affiliate times the total actual and budgeted cost of construction or development of the real estate or (ii) the Recourse Amount with respect to such Unconsolidated Affiliate related to the applicable real estate asset], exceed thirty percent (30%) of the Total Asset Value, after giving effect to such investments. The calculation of the limitation pursuant to the preceding sentence will be made without duplication if a loan or investment shall be included in more than one category described in this Section 6.6.

6.7    Limiting Agreements. Neither Borrower nor any of its Subsidiaries has entered into, and after the date hereof, neither Borrower nor any of its Subsidiaries shall enter into, any Limiting Agreements for assets in the Pool.
6.8    Restricted Payments. EastGroup Properties, Inc. will not make any Restricted Payment during any calendar quarter which, when added to all Restricted Payments made during the three (3) immediately preceding calendar quarters, exceeds ninety percent (90%) of the Funds From Operations during the immediately preceding four (4) calendar quarters; provided that the foregoing shall not prohibit EastGroup Properties, Inc. from (x) making the minimum amount of Restricted Payments required to be made in order for EastGroup Properties, Inc. to comply with the provisions of Section 5.11, or (y) issuing stock in EastGroup Properties, Inc. to a transferor (not an Affiliate of any Obligor) of Property to the Borrower as a result of said transferor's election to convert partnership interests in Operating Partnership to stock in EastGroup Properties, Inc. pursuant to agreements with said transferor allowing said conversion as a portion of the consideration for the transfer. Notwithstanding the foregoing, after the occurrence of an Event of Default, EastGroup Properties, Inc. will not make any Restricted Payment except as required by clause (x) above. For purposes of this provision "Restricted Payment" means (i) any dividend or other distribution on any shares of a Person's capital stock (except dividends payable solely in shares of its capital stock or in rights to subscribe for or purchase shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (x) any shares of a Person's capital stock or (y) any option, warrant or other right to acquire shares of a Person's capital stock.
6.9    Securities Act of 1933. Neither the Borrower nor any agent acting for it will take any action which would subject the sale of the Notes to the provisions of Section 5 of the Securities Act of 1933, as amended.
6.10    Subsidiaries. The Borrower will not acquire or form any Subsidiary (excluding wholly-owned Subsidiaries which have executed and delivered a Guaranty) which individually or in the aggregate with all other Subsidiaries would own more than ten percent (10%) in value of the Borrower's and the Subsidiaries' consolidated assets as determined in accordance with Generally Accepted Accounting Principles. To the extent that any wholly-owned Subsidiary executes and delivers a Guaranty, such Guaranty shall be delivered in Proper Form to the Agent, together with such Subsidiary's Organizational Documents and current certificates of existence and good standing for the state in which it is organized and such Guaranty must remain in full force and effect.
6.11    Anti-Terrorism Laws. The Obligors and their Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti‑Terrorism Law. The Obligors shall deliver to any Lender any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Obligors' compliance with this Section 6.11.
7.    Events of Default and Remedies.
7.1    Events of Default. If any of the following events shall occur, then, as to the events described in, Sections 7.1(b), (c), and (d), if the event has not been waived, cured or remedied within twenty (20) days after the Agent gives the Borrower written notice of such event, at any time thereafter, and as to all of the other events described herein, at any time, the

Agent may, or, at the request of the Majority Lenders, shall do any or all of the following, provided that the declaration described in (1) below and the termination described in (2) below shall be deemed to have been made immediately upon the occurrence of any event described in Sections 7.1(g) or (h); (1) without notice to the Borrower, declare the Notes to be, and thereupon the Notes shall forthwith become, immediately due and payable, together with all accrued interest thereon, without notice of any kind, notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived; (2) without notice to the Borrower, terminate the Total Commitment; (3) exercise, as may any other Lender, its rights of offset against each account and all other Property of the Borrower in the possession of the Agent or any such Lender, which right is hereby granted by the Borrower to the Agent and each Lender; and (4) exercise any and all other rights pursuant to the Credit Documents:
(a)    The Borrower shall fail to pay or prepay any principal of or interest on the Notes, or any fee or any other obligation hereunder or under the Fee Letter when due; or
(b)    Any Obligor shall fail to pay when due, or within any applicable period of grace, any principal of or interest on any other Indebtedness in excess of $5,000,000.00; or
(c)    Any written representation or warranty made in any Credit Document by or on behalf of any Obligor, when taken as a whole shall prove to have been incorrect, false or misleading in any material respect; or
(d)    Default shall occur in the punctual and complete performance of any covenant of the Borrower or any other Person other than the Agent or the Lenders contained in any Credit Document not specifically set forth in this Section; or
(e)    A final judgment or judgments in the aggregate for the payment of money in excess of $5,000,000.00 shall be rendered against any Obligor and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed; or
(f)    Any order shall be entered in any proceeding against any Obligor decreeing the dissolution, liquidation or split‑up thereof, and such order shall remain in effect for more than thirty (30) days; or
(g)    Any Obligor shall make a general assignment for the benefit of creditors or shall petition or apply to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or any substantial part of its business, estate or assets or shall commence any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or
(h)    Any such petition or application shall be filed or any such proceeding shall be commenced against any Obligor and such Person by any act or omission shall indicate approval thereof, consent thereto or acquiescence therein, or an order shall be entered appointing a trustee, custodian, receiver or liquidator of all or any substantial part of the assets of any Obligor or granting relief to any Obligor or approving the petition in any such proceeding, and such order shall remain in effect for more than ninety (90) days; or
(i)    Any Obligor shall fail generally to pay its debts as they become due or suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or
(j)    Any Obligor shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or
(k)    Any Change of Control shall occur; or
(l)    Any Event of Default (as defined in the Revolving Credit Agreement, or in the 2011 Term Loan Agreement) shall occur.
7.2     [Intentionally Omitted].
7.3    Allocation of Proceeds. If an Event of Default shall have occurred and be continuing, all payments received by the Agent under any of the Credit Documents in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied by the Agent in the following order and priority:
(a)    amounts due to the Agent and the Lenders in respect of fees and expenses due under Section 5.10;
(b)    payments of any amounts due to the Agent and the Lenders under Section 5.14;
(c)    payments of interest on the Loan to be applied for the ratable benefit of the Lenders;
(d)    payments of principal of the Loan to be applied for the ratable benefit of the Lenders;
(e)    payments of all other amounts due under any of the Credit Documents, if any, to be applied for the ratable benefit of the Lenders; and
(f)    any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

7.4    Remedies Cumulative. No remedy, right or power conferred upon the Agent or the Lenders is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.
8.    The Agent.
8.1    Appointment, Powers and Immunities. (a) Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Credit Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent (i) shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents, and shall not by reason of this Agreement or any other Credit Document be a trustee for any Lender; (ii) shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement or any other Credit Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, execution, filing, registration, collectability, recording, perfection, existence or sufficiency of this Agreement or any other Credit Document or any other document referred to or provided for herein or therein or any property covered thereby or for any failure by any Party or any other Person to perform any of its obligations hereunder or thereunder, and shall not have any duty to inquire into or pass upon any of the foregoing matters; (iii) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or any other Credit Document except to the extent requested by the Majority Lenders; (iv) SHALL NOT BE RESPONSIBLE FOR ANY MISTAKE OF LAW OR FACT OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO OR PROVIDED FOR HEREIN OR THEREIN OR IN CONNECTION HEREWITH OR THEREWITH, INCLUDING, WITHOUT LIMITATION, PURSUANT TO ITS OWN NEGLIGENCE, BUT NOT INCLUDING AND EXCEPT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT; (v) shall not be bound by or obliged to recognize any agreement among or between the Borrower and any Lender other than this Agreement and the other Credit Documents, regardless of whether the Agent has knowledge of the existence of any such agreement or the terms and provisions thereof; (vi) shall not be charged with notice or knowledge of any fact or information not herein set out or provided to the Agent in accordance with the terms of this Agreement or any other Credit Document; (vii) shall not be responsible for any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; and (viii) shall not be responsible for the acts or edicts of any Governmental Authority. The Agent may employ agents and attorneys‑in‑fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys‑in‑fact selected by it with reasonable care.
(b)    Without the prior written consent of Agent and all of the Lenders, which are not Defaulting Lenders, Agent shall not (i) modify or amend in any respect whatsoever the interest rate provisions of the Credit Documents, (ii) increase the Total Commitment, (iii) extend the

Maturity Date other than in accordance with the express provisions of the Credit Documents, (iv) extend or reduce the due date for or the amount of the scheduled payments of principal or interest on the Loans, (v) amend the definition of Majority Lenders or any requirement that certain actions be taken only with the consent of a certain number of the Lenders, (vi) release any Guarantor or any collateral for the Loan, or (vii) modify or amend any provision of any Credit Document which by its terms requires the consent of all of the Lenders for amendment. From time to time upon Agent's request, each Lender shall execute and deliver such documents and instruments as may be reasonably necessary to enable Agent to effectively administer and service the Loan in its capacity as Agent and in the manner contemplated by the provisions of this Agreement. No amendment or agreement shall increase the Lender Commitment of any Lender without the written consent of such Lender.
(c)    All information provided to the Agent under or pursuant to the Credit Documents, and all rights of the Agent to receive or request information, or to inspect information or Property, shall be by the Agent on behalf of the Lenders. If any Lender requests that it be able to receive or request such information, or make such inspections, in its own right rather than through the Agent, the Borrower will cooperate with the Agent and such Lender in order to obtain such information or make such inspection as such Lender may reasonably require.
(d)    The Borrower shall be entitled to rely upon a written notice or a written response from the Agent as being pursuant to concurrence or consent of the Majority Lenders or all of the Lenders, as applicable, unless otherwise expressly stated in the Agent's notice or response.
8.2    Reliance. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for the Borrower), independent accountants and other experts selected by the Agent. The Agent shall not be required in any way to determine the identity or authority of any Person delivering or executing the same. As to any matters not expressly provided for by this Agreement or any other Credit Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Majority Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. If any order, writ, judgment or decree shall be made or entered by any court affecting the rights, duties and obligations of the Agent under this Agreement or any other Credit Document, then and in any of such events the Agent is authorized, in its sole discretion, to rely upon and comply with such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it under the terms of this Agreement, the relevant Credit Document or otherwise; and if the Agent complies with any such order, writ, judgment or decree, then it shall not be liable to any Lender or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
8.3    Defaults. The Agent shall not be deemed to have constructive knowledge of the occurrence of a Default (other than the non‑payment of principal of or interest on the Loan)

unless it has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default, or whenever the Agent has actual knowledge of the occurrence of a Default, the Agent shall give prompt written notice thereof to the Lenders (and shall give each Lender prompt notice of each such non‑payment). The Agent shall (subject to Section 8.7 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders and within its rights under the Credit Documents and at law or in equity, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, permitted hereby with respect to such Default as it shall deem advisable in the best interests of the Lenders and within its rights under the Credit Documents in order to preserve, protect or enhance the collectability of the Loans, at law or in equity. Provided, however, that if there is an occurrence of an Event of Default, then in no event or under any circumstances shall any of the actions described in Sections 8.1(b)(i) through (vii) of this Agreement be taken, without in each instance the written consent of Agent and all of the Lenders, other than any Defaulting Lender.
8.4    Rights as a Lender. With respect to the Total Commitment and the Loan, Agent, in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting in its agency capacity, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may (without having to account therefor to any other Lender) as a Lender, and to the same extent as any other Lender, accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Agent but solely as a Lender. The Agent may accept fees and other consideration from the Borrower (in addition to the fees heretofore agreed to between the Borrower and the Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
8.5    Indemnification. The Lenders agree to indemnify the Agent, its officers, directors, agents and Affiliates, ratably in accordance with each Lender's respective Percentage, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (INCLUDING BUT NOT LIMITED TO, THE CONSEQUENCES OF THE NEGLIGENCE OF THE AGENT, BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT) which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Credit Document or any other documents contemplated by or referred to herein or therein, or the transactions contemplated hereby or thereby (including, without limitation, interest, penalties, reasonable attorneys' fees and amounts paid in settlement in accordance with the terms of this Section 8, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, INCLUDING BUT NOT LIMITED TO THE NEGLIGENCE OF THE AGENT, BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified, or from the Agent's default in the express obligations of the Agent to the Lenders provided for in this Agreement. The obligations of the Lenders under this Section 8.5 shall survive the termination of this Agreement and the repayment of the Obligations.
8.6    Non‑Reliance on Agent and Other Lenders. Each Lender agrees that it has received current financial information with respect to the Obligors and that it has, independently and without reliance on the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Obligors and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Credit Documents. The Agent shall not be required to keep itself informed as to the performance or observance by any Party of this Agreement or any of the other Credit Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any Party except as specifically required by the Credit Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder or the other Credit Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Party (or any of their affiliates) which may come into the possession of the Agent. Each Lender assumes all risk of loss in connection with its Percentage in the Loans to the full extent of its Percentage therein. The Agent assumes all risk of loss in connection with its Percentage in the Loans to the full extent of its Percentage therein.
8.7    Failure to Act. Except for action expressly required of the Agent, as the case may be, hereunder, or under the other Credit Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 8.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
8.8    Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. The Agent shall resign upon the request of the Majority Lenders to the extent that the Agent shall have committed any gross negligence or willful misconduct in the performance of its duties under this Agreement. Upon any such resignation, (i) the Majority Lenders without the consent of the Borrower shall have the right to appoint a successor Agent so long as such successor Agent is also a Lender at the time of such appointment and (ii) the Majority Lenders shall have the right to appoint a successor Agent that is not a Lender at the time of such appointment so long as the Borrower (if no Event of Default is then in existence) consents to such appointment (which consent shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Majority Lenders and accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, and with the consent of the Borrower which shall not be unreasonably withheld, appoint a successor Agent. Any successor Agent shall be an

Eligible Institution. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent thereafter arising hereunder and under any other Credit Documents, but shall not be discharged from any liabilities for its actions as Agent prior to the date of discharge. Such successor Agent shall promptly specify by notice to the Borrower its principal office referred to in Section 2.1 and Section 2.2 hereof. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.
8.9    No Partnership. Neither the execution and delivery of this Agreement nor any of the other Credit Documents nor any interest the Lenders, the Agent or any of them may now or hereafter have in all or any part of the Obligations shall create or be construed as creating a partnership, joint venture or other joint enterprise between the Lenders or among the Lenders and the Agent. The relationship between the Lenders, on the one hand, and the Agent, on the other, is and shall be that of principals and agent only, and nothing in this Agreement or any of the other Credit Documents shall be construed to constitute the Agent as trustee or other fiduciary for any Lender or to impose on the Agent any duty, responsibility or obligation other than those expressly provided for herein and therein.
8.10    Consents and Approvals. All communications from Agent to the Lenders requesting the Lenders' determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from Agent (the "Lender Reply Period"). Unless a Lender shall give written notice to Agent that it objects to the recommendation or determination of Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Majority Lenders or all the Lenders, Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination of the Majority Lenders (and each non-responding Lenders shall be deemed to have concurred with such recommended course of action) or all the Lenders, as the case may be.
8.11    No Reliance on Agent's Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti‑Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, the Credit Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.
8.12    Section 313 of the Patriot Act. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the date of this Agreement, and (2) at such other times as are required under the USA Patriot Act.
8.13    No Other Duties, etc. Anything herein to the contrary notwithstanding, the Syndication Agent, Lead Arranger and Bookrunner listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.
9.    Miscellaneous.
9.1    No Waiver, Amendments. No waiver of any Default shall be deemed to be a waiver of any other Default. No failure to exercise or delay in exercising any right or power under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power. Except as may be prohibited by Section 8.1 hereof, no amendment, modification or waiver of any provision of any Credit Document shall be effective unless the same is in writing and signed by the Borrower and the Majority Lenders, provided that, at any time that all of the Lenders hereunder shall also be lenders under the Revolving Credit Agreement, this Agreement shall deem to be automatically amended by any amendment entered into by the parties to the Revolving Credit Agreement with respect to the covenants contained in Sections 5.3, 5.15, 6.6 and 6.8 hereof (and the defined terms relating thereto), and the parties hereto shall enter into a substantially identical amendment of this Agreement. No notice to or demand on the Borrower or any other Person shall entitle the Borrower or any other Person to any other or further notice or demand in similar or other circumstances.
9.2    Notices. Any notice, request, demand, direction or other communication (for purposes of this Section 9.2 only, a "Notice") to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., "e-mail") or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a "Website Posting") if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 9.2) in accordance with this Section 9.2. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on the signature pages hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 9.2. Any Notice shall be effective:
(a)    In the case of hand-delivery, when delivered;
(b)    If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage paid, return receipt requested;
(c)    In the case of a telephonic Notice, when a party is contacted by the telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);
(d)    In the case of a facsimile transmission, when sent to the applicable party's facsimile machine's telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
(e)    In the case of electronic transmission, when actually received;
(f)    In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 9.2; and
(g)    If given by any other means (including by overnight courier), when actually received. Any Lender giving a Notice to an Obligor shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.
9.3    Venue. ALLEGHENY COUNTY, PENNSYLVANIA SHALL BE A PROPER PLACE OF VENUE TO ENFORCE PAYMENT OR PERFORMANCE OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, UNLESS THE AGENT SHALL GIVE ITS PRIOR WRITTEN CONSENT TO A DIFFERENT VENUE. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE COMMONWEALTH OF PENNSYLVANIA AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY PROCEEDING ARISING OUT OF ANY OF THE CREDIT DOCUMENTS BY SERVICE OF PROCESS AS PROVIDED BY PENNSYLVANIA LAW. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE CREDIT DOCUMENTS IN THE COURT OF COMMON PLEAS OF

ALLEGHENY COUNTY, PENNSYLVANIA, OR IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, PITTSBURGH DIVISION, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIMS THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER (A) AGREES TO DESIGNATE AND MAINTAIN AN AGENT FOR SERVICE OF PROCESS IN THE COMMONWEALTH OF PENNSYLVANIA IN CONNECTION WITH ANY SUCH SUIT, ACTION OR PROCEEDING AND TO DELIVER TO THE AGENT EVIDENCE THEREOF AND (B) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY NOTICE GIVEN AS PROVIDED FOR IN THIS AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR THE LENDERS TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. THE BORROWER HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST THE AGENT OR ANY LENDER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS SHALL BE BROUGHT AND MAINTAINED IN THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA OR THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, PITTSBURGH DIVISION.
9.4    Choice of Law. THIS AGREEMENT, THE NOTES AND THE OTHER CREDIT DOCUMENTS HAVE BEEN NEGOTIATED, EXECUTED AND DELIVERED IN THE COMMONWEALTH OF PENNSYLVANIA AND SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, INCLUDING ALL APPLICABLE FEDERAL LAW, FROM TIME TO TIME IN FORCE IN THE COMMONWEALTH OF PENNSYLVANIA.
9.5    Survival; Parties Bound; Successors and Assigns. (a) All representations, warranties, covenants and agreements made by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of the Credit Documents, shall not be affected by any investigation made by any Person, and shall bind the Borrower and its successors, trustees, receivers and assigns and inure to the benefit of the successors and assigns of the Agent, the Lenders; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent and all of the Lenders, and any such assignment or transfer without such consent shall be null and void.
(b)    Subject to Sections 9.5(d) and (e) of this Agreement, a Lender may assign part of its Lender Commitment to an Eligible Institution so long as such assignment shall (i) include the voting rights and all other rights and obligations attributable thereto, and include a written assumption by the assignee of the assigning Lender's obligations under the Credit Documents, (ii) require the written consent of the Borrower (so long as no Event of Default is then in existence) and the Agent, such consents not to be unreasonably withheld, (iii) be in a minimum amount of $5,000,000.00 if assigned to a Person not already a Lender, (iv) not reduce the Lender's Lender Commitment to an amount less than $5,000,000.00, unless such Lender Commitment is reduced to zero, and (v) include payment to the Agent by the Lender of a service fee for each assignment equal to $3,000.00.
(c)    Subject to Section 9.5(d) and (e) of this Agreement, a Lender may sell participating interests in any of its Loans to an Eligible Institution so long as such participation shall (i) limit the voting rights of the participant, if any, to the ability to vote for changes in the amount of the Total Commitment, the interest rate on the Loans, the requirements for Guaranties and for collateral, and the Maturity Date, and (ii) require written notice to the Agent and the Borrower but not any consent of the Agent, the Borrower or any other Lender. In connection with any sale of a participating interest made in compliance with this Agreement, (i) the participating Lender shall continue to be liable for its Lender Commitment and its other obligations under the Credit Documents, (ii) the Agent, the Borrower and the other Lenders shall continue to deal solely and directly with the participating Lender in connection with such Lender's rights and obligations under the Credit Documents, and (iii) the participant may not require the participating Lender to take or refrain from taking any action under the Credit Documents that is in conflict with the terms and provisions of the Credit Documents.
(d)    A Lender may assign all or any part of its Loans or its Lender Commitment or its Lender Commitment to an Affiliate of the Lender without written consent of the Agent and the Borrower.
(e)    Notwithstanding any provision hereof to the contrary, any Lender may assign and pledge all or any portion of its Lender Commitment and Loans to a Federal Reserve Bank; provided, however, that any such assignment or pledge shall not relieve such Lender from its obligations under the Credit Documents.
(f)    The term of this Agreement shall be until the final maturity of the Notes and the payment of all amounts due under the Credit Documents.
9.6    Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.
9.7    Usury Not Intended; Refund of Any Excess Payments. It is the intent of the parties in the execution and performance of this Agreement to contract in strict compliance with the usury laws of the Commonwealth of Pennsylvania and the United States of America from time to time in effect. In furtherance thereof, the Agent, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate in excess of the Ceiling Rate and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, reserved, taken, charged or received under this Agreement. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Ceiling Rate, the Borrower, the Agent and the Lenders shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) "spread" the total amount of interest throughout the entire contemplated term of the Loans. The provisions of this paragraph shall control over all other provisions of the Credit Documents which may be in apparent conflict herewith.
9.8    Captions. The headings and captions appearing in the Credit Documents have been included solely for convenience and shall not be considered in construing the Credit Documents.
9.9    Severability. If any provision of any Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.
9.10    Disclosures. Every reference in the Credit Documents to disclosures of the Borrower to the Agent and the Lenders in writing, to the extent that such references refer to disclosures at or prior to the execution of this Agreement, shall be deemed strictly to refer only to written disclosures delivered to the Agent and the Lenders in an orderly manner concurrently with the execution hereof.
9.11    Entire Agreement. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS TOGETHER CONSTITUTE A WRITTEN AGREEMENT AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
9.12    Waiver of Jury Trial. THE BORROWER, THE AGENT AND THE LENDERS WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR ANY OF THE TRANSACTIONS RELATED TO ANY OF THE CREDIT DOCUMENTS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY BORROWER, THE AGENT AND THE LENDERS AND BORROWER, THE AGENT AND THE LENDERS ACKNOWLEDGE THAT NONE OF THE THEM NOR ANY PERSON ACTING ON BEHALF OF ANY OF THEM HAS OR HAVE MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. THE BORROWER, THE AGENT AND THE LENDERS FURTHER ACKNOWLEDGE THAT EACH OF THEM HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED BY ITS OWN FREE WILL, AND THAT EACH OF THEM HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THE BORROWER, THE AGENT AND THE LENDERS AGREE THAT THE OBLIGATIONS EVIDENCED BY THIS AGREEMENT ARE EXEMPTED TRANSACTIONS UNDER THE TRUTH-IN-LENDING ACT, 15 U.S.C. SECTION 1601, ET

SEQ. THE BORROWER, THE AGENT AND THE LENDERS FURTHER ACKNOWLEDGE THAT EACH OF THEM HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER PROVISION.
[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 5 OF 2012 TERM LOAN AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
EASTGROUP PROPERTIES, L.P., a Delaware limited partnership

By:	EastGroup Properties General Partners, Inc., General Partner

By:/s/N. KEITH MCKEY
Name: N. Keith McKey
Title: Chief Financial Officer

By:/s/BRUCE CORKERN
Name: Bruce Corkern
Title: Controller

EASTGROUP PROPERTIES, INC., a Maryland corporation

By:/s/N. KEITH MCKEY
Name: N. Keith McKey
Title: Chief Financial Officer

By:/s/BRUCE CORKERN
Name: Bruce Corkern
Title: Controller

Address:
190 East Capitol Street, Suite 400
Jackson, Mississippi 39201
Attention: Chief Financial Officer

[SIGNATURE PAGE 2 OF 5 OF 2012 TERM LOAN AGREEMENT]

Lender Commitment: $25,000,000        PNC BANK, NATIONAL ASSOCIATION,
Percentage: 31.25%                as Administrative Agent and as a Lender

By:/s/ANDREW T. WHITE
Name: Andrew T. White
Title: Senior Vice President

Address:

1600 Market Street, 30th Floor
Mail Stop: F2-F070-30-3
Philadelphia, PA 19103
Attention: Andrew T. White/Real Estate Banking
Telephone No.: 215-585-6123
Telecopy No.: 215-585-5806
E-Mail: andrew.white@pnc.com

With a copy to:

PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, PA 15219
Attention: Kate Lorenzato
Telephone No.: 412-768-2669
Telecopy No.: 412-768-5754
E-Mail: kathleen.lorenzato@pnc.com

[SIGNATURE PAGE 3 OF 5 OF 2012 TERM LOAN AGREEMENT]

Lender Commitment: $25,000,000        U.S. BANK NATIONAL ASSOCIATION,
Percentage: 31.25%                as Syndication Agent and as a Lender

By:/s/DAVID STARR
Name: DAVID STARR
Title:     VICE PRESIDENT

Address:

U.S. Bank National Association
209 South LaSalle Street, Suite 210
Chicago, IL 60604
Attention: David Starr, Vice President
Telephone No.: 312.325.8868
Telecopy No.: 312.325.8853
E-Mail: david.starr@usbank.com

With a copy to:

U.S. Bank National Association
209 South LaSalle Street, Suite 210
Chicago, IL 60604
Attention: Patrick Kennelly, Vice President
Telephone No.: 312.325.8882
Telecopy No.: 312.325.8853
E-Mail: patrick.kennelly@usbank.com

[SIGNATURE PAGE 4 OF 5 OF 2012 TERM LOAN AGREEMENT]

Lender Commitment: $15,000,000        TRUSTMARK NATIONAL BANK,
Percentage: 18.75%                as a Lender

By:/s/GRETCHEN WARE
Name: GRETCHEN WARE
Title:     FIRST VICE PRESIDENT

Address:

Trustmark National Bank
P.O. Box 22749
Jackson, MS 39225
Attention: Gretchen Ware, First Vice President
Telephone No.: 601.208.6460
Telecopy No.: 601.208.6823
E-Mail: gware@trustmark.com

With a copy to:

Trustmark National Bank
P.O. Box 22749
Jackson, MS 39225
Attention: Monica Day, Senior Vice President
Telephone No.: 601.208.6735
Telecopy No.: 601.208.6823
E-Mail: mday@trustmark.com

[SIGNATURE PAGE 5 OF 5 OF 2012 TERM LOAN AGREEMENT]

Lender Commitment: $15,000,000        RAYMOND JAMES BANK, N.A.
Percentage: 18.75%                as a Lender

By: /s/ALEXANDER L. RODY
Name: Alexander L. Rody
Title: Senior Vice President

Address:

Raymond James Bank
710 Carillon Parkway
St. Petersburg, FL 33716
Attention: James M. Armstrong, Sr. VP
Telephone No.: 727.567.7919
Telecopy No.: 866.205.1396
E-Mail: james.armstrong@raymondjames.com

With a copy to:

Loan Ops/CML
Raymond James Bank
710 Carillon Parkway
St. Petersburg, FL 33716
Telephone No.: 727.567.1815
Telecopy No.: 866.597.4002
E-Mail: rjbank-loanopscorp@raymondjames.com

SCHEDULE I

TABLE 1

LEVEL	TOTAL LIABILITIES TO TOTAL ASSET VALUE RATIO	APPLICABLE MARGIN
		LIBOR BORROWING	BASE RATE BORROWING
I	Less than or equal to 25%	1.40%	0.40%
II	Greater than 25% but less than or equal to 35%	1.45%	0.45%
III	Greater than 35% but less than or equal to 45%	1.70%	0.70%
IV	Greater than 45% but less than or equal to 55%	1.90%	0.90%
V	Greater than 55% but less than or equal to 60%	2.45%	1.45%

TABLE 2

LEVEL	S&P RATING / MOODY'S RATING / FITCH RATING	APPLICABLE MARGIN
		LIBOR BORROWING	BASE RATE BORROWING
I	Better than or equal to BBB+/Baal	1.50%	0.50%
II	BBB/Baa2	1.75%	0.75%
III	BBB-/Baa3	2.00%	1.00%
IV	Worse than BBB-/Baa3	2.50%	1.50%

SCHEDULE I

2012 TERM LOAN NOTE

$[____________]	Made as of August_________, 2012
to be effective as of August 31, 2012

FOR VALUE RECEIVED EASTGROUP PROPERTIES, L.P., a Delaware limited partnership and EASTGROUP PROPERTIES, INC., a Maryland corporation (herein collectively called "Maker"), jointly and severally promise to pay to the order of [_____________________], a [_____________] (___________, and any subsequent holder, being hereinafter called the "Payee"), at the offices of PNC Bank, National Association, a national banking association, as "Agent" under the Loan Agreement (as hereinafter defined), at One PNC Plaza, 249 Fifth Avenue, Mail Stop P1-POPP-19-2, Pittsburgh, PA 15222, or at such other place as the Payee may hereafter designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of [________________] Dollars ($[_____________]) (or the unpaid balance of all principal advanced against this 2012 Term Loan Note (the "Note"), if that amount is less), together with interest on the unpaid principal balance of this Note from time to time outstanding at the Stated Rate and interest on all past due amounts, both principal and accrued interest, at the Past Due Rate; provided, that for the full term of this Note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the Payee for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this Note at the Stated Rate) shall not exceed the Ceiling Rate.

1.    Definitions. Any terms not defined herein shall have the meaning given to them in the 2012 Term Loan Agreement dated of even date herewith among the Maker, the Agent, the Payee and certain other Lenders (as the same may be amended or modified, the "Loan Agreement").

2.    Rate Change Automatically and Without Notice. Without notice to Maker or any other person or entity and to the full extent allowed by applicable law from time to time in effect, the Adjusted Base Rate and the Ceiling Rate shall each automatically fluctuate upward and downward as and in the amount by which the Adjusted Base Rate and such maximum nonusurious rate of interest permitted by applicable law, respectively, fluctuates.

3.    Calculation of Interest. Interest shall be computed on an actual/actual basis. Interest accrued on the unpaid principal balance of this Note shall be computed on the basis of the actual number of days elapsed in the applicable calendar period in which it accrued.

4.    Excess Interest Will be Refunded or Credited. If, for any reason whatever, the interest paid or received on this Note during its full term produces a rate which exceeds the Ceiling Rate, the Payee shall refund to the Maker or, at the Payee's option, credit against the principal of this Note such portion of that interest as shall be necessary to cause the interest paid on this Note to produce a rate equal to the Ceiling Rate.

EXHIBIT C

5.     Interest Will Be Spread. All sums paid or agreed to be paid to the Payee for the use, forbearance or detention of the indebtedness evidenced hereby, to the extent permitted by applicable law and to the extent necessary to avoid violating applicable usury laws, shall be amortized, prorated, allocated and spread in equal parts throughout the full term of this Note, so that the interest rate is uniform throughout the full term of this Note.

6.     Payment Schedule. The principal of this Note shall be due and payable on the Maturity Date. Accrued and unpaid interest shall be due and payable on each Interest Payment Date. All payments shall be applied first to accrued interest, the balance to principal.

7.    Prepayment. Maker may prepay this Note only as provided in the Loan Agreement.

8.    Advances of Loan. Interest on the amount of each advance against this Note shall be computed on the amount of the unpaid balance of that advance from the date it is made until the date it is repaid. The unpaid principal balance of this Note at any time shall be the total of all principal lent against this Note to Maker or for Maker's account less the sum of all principal payments and permitted prepayments on this Note received by the Payee. Absent manifest error, the Payee's computer records shall on any day conclusively evidence the unpaid balance of this Note and its advances and payments history posted up to that day. All loans and advances and all payments and permitted prepayments made on this Note may be (but are not required to be) endorsed by the Payee on the schedule attached hereto (which is hereby made a part hereof for all purposes) or otherwise recorded in the Payee's computer or manual records; provided, that the Payee's failure to make notation of (a) any principal advance or accrual of interest shall not cancel, limit or otherwise affect Maker's obligations or the Payee's rights with respect to that advance or accrual, or (b) any payment or permitted prepayment of principal or interest shall not cancel, limit or otherwise affect Maker's entitlement to credit for that payment as of the date of its receipt by the Payee.

9.     Loan Agreement. This Note has been issued pursuant to the terms of the Loan Agreement, to which reference is made for all purposes. Advances against this Note by the Payee shall be governed by the Loan Agreement. The Payee is entitled to the benefits of the Loan Agreement. As additional security for this Note, Maker hereby grants to the Payee an express lien against, security interest in and contractual right of setoff in and to, all property and any and all deposits (general or special, time or demand, provisional or final) at any time held by the Payee for any Maker's credit or account.

10.     Defaults and Remedies. Time is of the essence. Maker's failure to pay any principal or accrued interest owing on this Note when due and after expiration of any applicable period for notice and right to cure such a failure which is specifically provided for in the Loan Agreement or any other provision of this Note, or the occurrence of any Event of Default under the Loan Agreement or any other Credit Documents shall constitute a default under this Note, whereupon the Payee may elect to exercise any or all rights, powers and remedies afforded (a)

EXHIBIT C

under the Loan Agreement and all other papers related to this Note and (b) by law, including the right to accelerate the maturity of this entire Note.

In addition to and cumulative of such rights, the Payee is hereby authorized at any time and from time to time after any such Event of Default, at Payee's option, without notice to Maker or any other person or entity (all rights to any such notice being hereby waived), to set off and apply any and all of any Maker's deposits at any time held by the Payee, and any other debt at any time owing by the Payee to or for the credit or account of any Maker, against the outstanding balance of this Note, in such order and manner as the Payee may elect in its sole discretion.
The Payee's right to accelerate this Note on account of any late payment or other Event of Default shall not be waived or deemed waived by the Payee by reason of the Payee's having previously accepted one or more late payments or by reason of the Payee's otherwise not accelerating this Note or exercising other remedies for any Event of Default, and in no event shall the Payee ever be obligated or deemed obligated to notify Maker or any other person that Payee is requiring strict compliance with this Note or any papers securing or otherwise relating to it before the Payee may accelerate this Note or exercise any other remedy.

11.    Legal Costs. If the Payee retains an attorney in connection with any such Default or Event of Default or to collect, enforce or defend this Note or any papers intended to secure or guarantee it in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker sues the Payee in connection with this Note or any such papers and does not prevail, then Maker agrees to pay to the Payee, in addition to principal and interest, all reasonable costs and expenses incurred by the Payee in trying to collect this Note or in any such suit or proceeding, including reasonable attorneys' fees.

12.    Waivers. Except only for any notices which are specifically required by the Loan Agreement, Maker and any and all co‑makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re‑extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this Note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

13.     Rate of Return Maintenance Covenant. If at any time after the date of this Note, the Payee determines that (a) any applicable law, rule or regulation regarding capital adequacy of general applicability has been adopted or changed, or (b) its interpretation or administration by any governmental authority, central bank or comparable agency has changed, and determines that such change or the Payee's compliance with any request or directive regarding capital adequacy of general applicability (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the

EXHIBIT C

Payee's capital as a consequence of its obligations under this Note or any related papers to a level below that which the Payee could have achieved but for such adoption, change or compliance (taking into consideration the Payee's own capital adequacy policies) by an amount the Payee deems to be material, then Maker promises to pay from time to time to the order of the Payee such additional amount or amounts as will compensate the Payee for such reduction. A certificate of the Payee setting forth the amount or amounts necessary to compensate the Payee as specified above shall be given to Maker as soon as practicable after the Payee has made such determination and shall be conclusive and binding, absent manifest error. Maker shall pay the Payee the amount shown as due on any such certificate within 15 days after the Payee gives it. In preparing such certificate, the Payee may employ such assumptions and make such allocations of costs and expenses as the Payee in good faith deems reasonable and may use any reasonable averaging and attribution method. Section 3.8 of the Loan Agreement shall apply to the charges assessed under this Section.

14.     Governing Law, Jurisdiction and Venue. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

15.     General Purpose of Loan. Maker warrants and represents to the Payee that all loans evidenced by this Note are and will be for business, commercial, investment or other similar purpose.

16.     Participations and Assignments. The Payee reserves the right to sell participations, assign interests or both, in all or any part of this Note or the debt evidenced by this Note, in accordance with the Loan Agreement.

17.    Provisions Relating to Co‑Makers. Each Maker agrees that it shall never be entitled to be subrogated to any of the Payee's rights against any Obligor or any other person or entity or any collateral or offset rights held by the Payee for payment of the indebtedness and obligations incurred under or pursuant to the Credit Documents (the "Debt") until full payment of the Debt, complete performance of all of the obligations of the Obligors under the Credit Documents and final termination of the Payee's obligations, if any, to make further advances under this Note or to provide any other financial accommodations to any Obligor. The value of the consideration received and to be received by each Maker is reasonably worth at least as much as the liability and obligation of each Maker incurred or arising under this Note and all other Credit Documents. Each Maker has determined that such liability and obligation may reasonably be expected to substantially benefit each Maker directly or indirectly. Each Maker has had full and complete access to the underlying papers relating to the Debt and all other papers executed by any Obligor or any other person or entity in connection with the Debt, has reviewed them and is fully aware of the meaning and effect of their contents. Each Maker is fully informed of all circumstances which bear upon the risks of executing this Note and which a diligent inquiry would reveal. Each Maker has adequate means to obtain from each other Maker on a continuing basis information concerning such other Maker's financial condition, and is not depending on the Payee or Agent to provide such information, now or in the future. Each Maker agrees that

EXHIBIT C

neither Agent nor the Payee shall have any obligation to advise or notify any Maker or to provide any Maker with any data or information regarding any other Maker.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT C

[SIGNATURE PAGE 1 OF 1 – 2012 TERM LOAN NOTE]
EASTGROUP PROPERTIES, L.P.,
a Delaware limited partnership

By:	EastGroup Properties General Partners, Inc., General Partner

By:
Name: N. Keith McKey
Title: Chief Financial Officer

By:
Name: Bruce Corkern
Title: Controller

EASTGROUP PROPERTIES, INC., a Maryland corporation

By:
Name: N. Keith McKey
Title: Chief Financial Officer

By:
Name: Bruce Corkern
Title: Controller

EXHIBIT C